Exhibit 4.1

EXECUTION VERSION

INDENTURE

Dated as of March 15, 2017

among

EXCO RESOURCES, INC.,

as Issuer

GUARANTORS,

as Guarantors

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Trustee

8.0% / 11.0% 1.5 LIEN SENIOR SECURED PIK TOGGLE NOTES DUE 2022

-i-

-ii-

-iii-

Section 12.13.	Table of Contents, Headings, Etc	133
Section 12.14.	Consent to Jurisdiction	133
Section 12.15.	Business Days	133
Section 12.16.	USA Patriot Act	133
Section 12.17.	Calculations	133
Section 12.18.	Intercreditor Agreement	134

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit E	Notice Addresses of Eligible Holders

-iv-

INDENTURE, dated as of March 15, 2017, among EXCO RESOURCES, INC., a Texas corporation (the “Issuer”), the GUARANTORS (as defined below) from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”) and as Collateral Trustee (as defined below).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of (i) $300,000,000 aggregate principal amount of 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “Initial Notes” and together with any PIK Notes (as defined below) issued from time to time as permitted hereby, the “Notes”);

WHEREAS, the Notes shall be unconditionally and irrevocably guaranteed by the Guarantors;

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and the Guarantors, and (ii) to make this Indenture a valid agreement of the Issuer and the Guarantors have been done.

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Collateral Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.    Definitions.

“1.75 Lien Credit Agreement” means that certain Term Loan Credit Agreement effective as of the Issue Date among the Issuer, the lenders party thereto and Wilmington Trust, National Association, as administrative agent thereunder, as the same may be amended, supplemented, modified, restated, refinanced or replaced from time to time after the Issue Date in accordance with the Intercreditor Agreement and with the same and/or different lenders and/or agents in accordance with the Intercreditor Agreement; provided that any increase in the principal amount of the Loans or Letters of Credit (each as defined in the 1.75 Lien Credit Agreement) together with any other borrowings or other extensions of credit thereunder is permitted solely under Section 4.09(b)(3)(x).

“Additional Secured Debt Designation” means the written agreement of the Priority Lien Representative of holders of any Series of Priority Lien Debt, the Junior Priority Lien Representative of holders of any Series of Junior Priority Lien Debt or the Junior Lien Representative of holders of any Series of Junior Lien Debt, as applicable, as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, Series of Junior Priority Lien Debt or Series of Junior Lien Debt, for the benefit of (a) all holders of existing and future Senior Priority Lien Debt, the Senior Priority Lien Collateral Agent and each existing and future holder of Senior Priority Liens, (b) if applicable, all holders of each existing and future Series of Priority Lien Debt, the Collateral Trustee and each existing and future holder of Priority Liens, (c) if applicable, all holders of each existing and future Series of Junior Priority Lien Debt, the Junior Priority Lien Collateral Agent and each existing and future holder of Junior Priority Liens, and (d) if applicable, all holders of each existing and future Series of

Junior Lien Debt, the Junior Lien Collateral Agent and each existing and future holder of Junior Liens, in each case:

(1)    that all Priority Lien Obligations, Junior Priority Lien Obligations or Junior Lien Obligations, as applicable, will be and are secured equally and ratably by all Priority Liens, Junior Priority Liens or Junior Liens, as applicable, at any time granted by the Issuer or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, Series of Junior Priority Lien Debt or Series of Junior Lien Debt, as applicable, whether or not upon Property otherwise constituting collateral for such Series of Priority Lien Debt, Series of Junior Priority Lien Debt or Series of Junior Lien Debt, as applicable, and that all such Priority Liens, Junior Priority Liens or Junior Liens, as applicable, will be enforceable by the Collateral Trustee, the Junior Priority Lien Collateral Agent or Junior Lien Collateral Agent, as applicable, for the benefit of all holders of Priority Lien Obligations, Junior Priority Lien Obligations or Junior Lien Obligations, as applicable, equally and ratably;

(2)    that such Priority Lien Representative, Junior Priority Lien Representative or Junior Lien Representative, as applicable, and the holders of Obligations in respect of such Series of Priority Lien Debt, Series of Junior Priority Lien Debt or Series of Junior Lien Debt, as applicable, are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Senior Priority Liens, Priority Liens, Junior Priority Liens and Junior Liens and the order of application of proceeds from the enforcement of Senior Priority Liens, Priority Liens, Junior Priority Liens and Junior Liens; and

(3)    appointing the Collateral Trustee, Junior Priority Lien Collateral Agent or Junior Lien Collateral Agent, as applicable, and consenting to the terms of the Intercreditor Agreement and the performance by the Collateral Trustee, Junior Priority Lien Collateral Agent or Junior Lien Collateral Agent, as applicable, of, and directing the Collateral Trustee, the Junior Priority Lien Collateral Agent or Junior Lien Collateral Agent, as applicable, to perform, its obligations under the Collateral Trust Agreement or applicable security documents, as applicable, and the Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any Registrar or Paying Agent.

“Appalachian Area” has the meaning assigned to such term in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)    1.0% of the principal amount of such Note; and

(2)    the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at March 20, 2018 (such redemption price being set forth in Section 3.07 hereof), plus (ii) all required interest payments due on such Note through March 20, 2018 (excluding accrued but unpaid interest to the Redemption Date, and assuming the rate of interest on the Notes for the period from the Redemption Date to but excluding March 20, 2018 will be the rate for Cash Interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Approved Bank” means any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks.

“Approved Petroleum Engineer” means Lee Keeling & Associates, Netherland Sewell & Associates, Inc., Ryder Scott Petroleum Consultants or any other reputable firm of independent petroleum engineers selected by the Issuer.

“Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary), (b) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary, and (c) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary; provided that none of the following shall constitute an “Asset Sale” for purposes of this Indenture:

(a)    a disposition by (i) a Guarantor to the Issuer or by the Issuer or a Guarantor to a Guarantor, (ii) a Non-Guarantor Restricted Subsidiary to the Issuer or a Guarantor and (iii) a Non-Guarantor Restricted Subsidiary to a Non-Guarantor Restricted Subsidiary;

(b)    for purposes of Section 4.10 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.10;

(c)    a disposition of Crude Oil, Natural Gas or other Hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production operations of the Issuer and its Subsidiaries (but, excluding, among other things and for the avoidance of doubt, the disposition of all or substantially all the assets of the Issuer and its Restricted Subsidiaries, taken as a whole);

(d)    the provision of services, equipment and other assets for the operation and development of the Issuer’s and its Restricted Subsidiaries’ Crude Oil and Natural Gas wells, in the ordinary course of the Issuer’s and its Restricted Subsidiaries Oil and Gas Business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;

(e)    the sale or other disposition of cash or Temporary Cash Investments, Hedging Obligations or other financial instruments in the ordinary course of business;

(f)    the trade or exchange by the Issuer or any Restricted Subsidiary of any Oil and Gas Property of the Issuer or such Restricted Subsidiary for any Oil and Gas Properties of another Person or for the Capital Stock of a Person primarily engaged in the Oil and Gas Business, including any de minimis amount of cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value (but, excluding, among other things and for the avoidance of doubt, the disposition of all or substantially all the assets of the Issuer and its Restricted Subsidiaries, taken as a whole); provided, however, that the value of the Oil and Gas Properties therein received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or such Restricted Subsidiary with the responsibility for such transaction (if the Board of Directors has delegated such determination to such executive officer, which delegation may occur for Oil and Gas Properties for which the fair market value is less than $25,000,000), which determination shall be conclusive evidence of compliance with this provision) of the Oil and Gas Properties or Capital Stock of a Person primarily engaged in the Oil and Gas Business (including any cash or Cash Equivalents) so traded or exchanged; provided, further, that any Net Cash Proceeds are applied pursuant to the requirements of Section 4.10;

(g)    the creation or perfection of a Lien permitted pursuant to this Indenture;

(h)    the abandonment, farm-out, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business;

(i)    the sale or transfer of surplus or obsolete equipment;

(j)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)    the licensing or sublicensing of intellectual property (including without limitation the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property (other than any Oil and Gas Properties or other interest in real property) in the Issuer’s ordinary course of business which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries;

(l)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(m)     the following transactions:

(i)    the sale, transfer or assignment by the Issuer, EXCO PA, EXCO WV or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Issuer, EXCO PA, EXCO WV or any other Restricted Subsidiary in the Appalachian Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the Marcellus JV Documents; and

(ii)    the sale, transfer or assignment by the Issuer, EOC or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Issuer, EOC or any other Restricted Subsidiary in the East Texas/North Louisiana Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the BG Joint Development Agreement; and

(n)    a disposition of assets in a single transaction or a series of related transactions with a fair market value of less than $5,000,000.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy, reorganization or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Trustee, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person or any parent thereof by a Governmental Authority or instrumentality thereof or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“BG Development Costs” means the costs and expenses incurred in the conduct of development operations in the East Texas/North Louisiana Area pursuant to the BG JV Documents.

“BG Joint Development Agreement” means that certain Joint Development Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, modified or restated), by and among BG US Production Company, LLC, a Delaware limited liability company, and EOC, pursuant to which the parties thereto entered into a joint development agreement to develop and operate certain oil and gas properties located in the East Texas/North Louisiana Area.

“BG JV Documents” means the BG Joint Development Agreement and any other documents, instruments, agreements or certificates contemplated by or executed in connection therewith.

“Bluescape Agreement” means that certain Services and Investment Agreement, dated as of March 31, 2015, between the Issuer and Energy Strategic Advisory Services LLC, a Delaware limited liability company, as the same may be amended, supplemented, modified, restated, refinanced or replaced from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banks in New York, New York, in the city in which the Corporate Trust Office of the Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 4.12, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means: (a) in the case of a corporation, corporate stock or shares in the capital of such corporation; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, shall not be deemed to be Capital Stock unless and until such instrument is so converted or exchanged.

“Cash Equivalents” means any of the following:

(a)    Dollars;

(b)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of two years or less from the date of acquisition;

(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with an Approved Bank;

(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clauses (f) and (g) below entered into with any Approved Bank or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) and in each case maturing within 36 months after the date of acquisition thereof;

(f)    marketable short-term money market and similar liquid funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer);

(g)    readily marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the U.S. or any political subdivision or taxing authority thereof; provided that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) with maturities of two years or less from the date of acquisition;

(h)    Investments with average maturities of 18 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer);

(i)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above; and

(j)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P and “A-2” from Moody’s with maturities of two years or less from the date of acquisition.

“Cash Management Obligations” means any obligations in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

“Change of Control” means the occurrence of any of the following events:

(a)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Investor, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

(b)    the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(c)    the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person other than, in the case of a merger or consolidation transaction, a transaction in which holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) become the beneficial owners directly or indirectly of at least a majority of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; or

(d)    the occurrence of any “Change of Control” (or similar term) as such term is defined under the First Lien RBL Credit Agreement or under any Senior Priority Lien Document, Priority Lien Document, Junior Priority Lien Document or Junior Lien Document.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all assets, whether now owned or hereafter acquired by the Issuer or any Guarantor, in which a Lien is granted or purported to be granted to the Trustee, the Collateral Trustee or the Holders as security for any Obligation.

“Collateral Coverage Ratio” means, as of any date, the ratio of (a) the sum of (without duplication) (i) the PV-10 of Proved Reserves and Unproved Reserves of the Mortgaged Properties and other Oil and Gas Properties as evaluated in the most recent Collateral Coverage Reserve Report, and (ii) the value for net undeveloped acres that do not have scheduled locations within the Collateral Coverage Reserve Report derived from the Issuer’s land records and recent leasing activity for comparable acreage, to (b) the aggregate outstanding Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of such date.

“Collateral Coverage Reserve Report” means a report setting forth, as of the end of the Issuer’s most recent fiscal year, (i) the PV-10 of the Proved Reserves, as evaluated in the Reserve Report most recently delivered pursuant to Section 4.23, based upon the economic assumptions consistent with the RBL Agent’s lending requirements at the time, (ii) the PV-10 of the Unproved Reserves of the Mortgaged Properties and other Oil and Gas Properties, and (iii) the value for net undeveloped acres that do not have scheduled locations within the Proved Reserves and Unproved Reserves derived from Issuer’s land records and recent leasing activity for comparable acreage attributable to the Oil and Gas Properties of the Issuer and the Restricted Subsidiaries, based upon NYMEX Prices as of the report date.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the Issue Date, among the Issuer, the Guarantors party thereto, the Trustee and the Collateral Trustee, as the same may be amended, supplemented, replaced (whether upon or after termination or otherwise) or otherwise modified from time to time.

“Collateral Trust Joinder Agreement” means (x) in the case of additional debt, a joinder agreement substantially in the form of Exhibit B to the Collateral Trust Agreement or (y) in the case of an additional Guarantor, a joinder agreement substantially in the form of Exhibit C to the Collateral Trust Agreement.

“Collateral Trustee” means the collateral trustee for the holders of Notes under the Indenture and the holders of other Priority Lien Debt in accordance with the Collateral Trust Agreement. Wilmington Trust, National Association will initially serve as the Collateral Trustee.

“Commodity Agreement” means any oil or natural gas hedging agreement and other agreement or arrangement entered into in the ordinary course of business and designed to protect the Issuer or any Restricted Subsidiary against fluctuations in oil or natural gas prices.

“Common Stock” means shares of common stock, par value $0.001 per share, of the Issuer.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, that:

(a)    if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(b)    if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c)    if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d)    if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(e)    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period; and

(f)    interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Temporary Cash Investments held by such Person or any Restricted Subsidiary of such Person, which cash or Temporary Cash Investments exist on the date of determination or will exist as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, will be included.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than twelve (12) months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and the consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuer or the Restricted Subsidiaries, without duplication,

(a)    PIK interest (including PIK Interest) and interest expense attributable to Capital Lease Obligations;

(b)    capitalized interest;

(c)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(d)    net payments pursuant to Currency Agreements and Interest Rate Agreements;

(e)    dividends accrued in respect of all Preferred Stock held by Persons other than the Issuer or a Wholly-Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Issuer);

(f)    interest incurred in connection with Investments in discontinued operations;

(g)    interest actually paid by the Issuer or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any Person; and

(h)    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding the foregoing, there shall be excluded from Consolidated Interest Expense (1) Consolidated Interest Expense with respect to any Production Payments to the extent such Production Payments are excluded from the definition of “Indebtedness” and (2) noncash interest expense incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Issuer and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.

“Consolidated Net Income” means, for any period, the net income of the Issuer and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income the following items, in each case adjusted for income taxes, using the Issuer’s estimated income tax rate for the applicable period, attributable to such items excluded from Consolidated Net Income:

(a)    any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(1)    subject to the exclusion contained in clause (e) below, the Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a consolidated Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

(2)    the Issuer’s cash contributions (net of cash contributions or other cash distributions from such Person) in connection with a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(b)    any net income (or loss) of any Person acquired by the Issuer or a consolidated Restricted Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(c)    any net income of any consolidated Restricted Subsidiary if such consolidated Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such consolidated Restricted Subsidiary, directly or indirectly, to the Issuer, except that:

(1)    subject to the exclusion contained in clause (e) below, the Issuer’s equity in the net income of any such consolidated Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed (or, if greater, for purposes of calculation of the Consolidated Coverage Ratio only, permitted at the date of determination to be distributed) by such consolidated Restricted Subsidiary during such period to the Issuer or another consolidated Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another consolidated Restricted Subsidiary, to the limitation contained in this clause); and

(2)    the Issuer’s cash contributions in connection with a net loss of any such consolidated Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d)    any gain (or loss) realized upon the sale or other disposition of any assets of the Issuer, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(e)    any impairment losses on Oil and Gas Properties;

(f)    extraordinary or non-recurring gains or losses;

(g)    any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC815);

(h)    any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(i)    any income from assets or businesses classified as discontinued operations;

(j)    the cumulative effect of a change in accounting principles; and

(k)    to the extent deducted in the calculation of Consolidated Net Income, any non-cash or non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded, in each case, for such period.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (but not the calculation of the Consolidated Coverage Ratio for purposes of determining compliance with such covenant), there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such section pursuant to Section 4.07.(a)(i)(3)(ii). In addition, for purposes of this definition, the term “non-recurring” means any charge, expense, loss or gain as of any date that is not reasonably likely to recur within the two years following the date of occurrence of such charge, expense, loss or gain; provided that if there is a charge, expense, loss or gain similar to such expense, loss or gain within the two years preceding such date, such expense, loss or gain shall not be deemed non-recurring and; provided further, that severance payments shall be considered “non-recurring” regardless of the frequency of the payment of such payments.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)    to advance or supply funds:

(1)    for the purchase or payment of any such primary obligation, or

(2)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” means the principal office of the Trustee at which, at any particular time, its corporate trust business shall be conducted (which office is located as of the date of this Indenture at Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890, Attention: EXCO Resources, Inc. Administrator, or at any other time at such other address as the Trustee may designate from time to time by notice to the Holders).

“Credit Facilities” means, collectively, one or more debt facilities (including, without limitation, the First Lien RBL Credit Agreement, the 1.75 Lien Credit Agreement and the Second Lien Credit Agreement), capital markets financings or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, bankers acceptances, notes or other long-term indebtedness, including any mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Crude Oil” means all crude oil and condensate.

“Currency Agreement” means any Swap Agreement with respect to currency values, including foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(a) hereof, substantially in the form of Exhibit A hereto.

“Deposit Account Control Agreement” means a deposit account control agreement to be executed and delivered among the Issuer, any Guarantor, the RBL Agent, the Collateral Trustee and each bank at which the Issuer or any Guarantor maintains any deposit account, in each case, in accordance with such bank’s standard form of control agreement and acceptable to the Collateral Trustee as to its rights and obligations, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Determination Date” means February 28 (or February 29, in the event of a leap year) and August 31 of each year.

“DIP Financing” means any post-petition financing under Section 364 of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

“Discharge of Senior Priority Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Disinterested Member” means, with respect to any transaction, a member of the Issuer’s Board of Directors who does not have any material direct or indirect financial interest (other than as an owner of Equity Interests in the Issuer or as an officer, manager or employee of the Issuer or any Restricted Subsidiary) in or with respect to such transaction and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Issuer or a Restricted Subsidiary), who has any direct or indirect financial interest in or with respect to such transaction.

“Disposition” or “Dispose” means the sale, transfer, conveyance, license, lease, farm-out, exchange or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)    matures or is mandatorily redeemable (other than redeemable only for Equity Interest of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)    is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)    is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case on or prior to the 181st day after the Stated Maturity of the Notes; provided, however, that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of an “asset sale” or “change of control” occurring prior to the 181st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)    the “asset sale” or “change of control” provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the terms applicable to the Notes in Sections 4.10 and 4.14; and

(2)    any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto. The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollar Equivalent” means with respect to any monetary amount in a currency other than Dollars, at any time for determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination. Except as described in Section 4.09, whenever it is necessary to determine whether the Issuer or any Restricted Subsidiary has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than Dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“East Texas/North Louisiana Area” has the meaning assigned to such term in the BG Joint Development Agreement as in effect on the Issue Date and as amended or restated thereafter.

“EBG Resources” means EBG Resources, LLC, a Delaware limited liability company.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)    all income tax expense of the Issuer and its consolidated Restricted Subsidiaries;

(b)    Consolidated Interest Expense;

(c)    depreciation, depletion, exploration and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) expense of the Issuer and its consolidated Restricted Subsidiaries (excluding amortization of expenses attributable to a prepaid operating activity item that was paid in cash in a prior period);

(d)    all other non-cash charges of the Issuer and the consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period other than non-cash charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Subtopic 410-20 for Asset Retirement Obligations); and

(e)    unrealized non-cash foreign exchange losses of the Issuer and the consolidated Restricted Subsidiaries,

in each case, for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(1)    the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(2)    amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a consolidated Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Eligible Holders” means each Lead Holder that is a Holder on the date that any Transfer Notice is delivered or, as applicable, at the time that the Issuer seeks consent in connection with an election to be made by the Issuer pursuant to Section 2.01(c)(vi)(5).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“EOC” means EXCO Operating Company, LP, a Delaware limited partnership and its successors and permitted assigns.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, shall not be deemed to be an Equity Interest unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Indenture, to the extent such instrument could be treated as “stock” of a controlled foreign corporation for purposes of Treasury Regulation Section 1.956-2(c)(2).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Issuer or any Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the Incurrence by any the Issuer, any Guarantor or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Issuer or any Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the Incurrence by the Issuer or any Guarantor or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Issuer or any Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Issuer or any Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ESAS” means Energy Strategic Advisory Services LLC, a Delaware limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“EXCO PA” means EXCO Production Company (PA), LLC, a Delaware limited liability company.

“EXCO WV” means EXCO Production Company (WV), LLC, a Delaware limited liability company.

“Existing Unsecured Notes” means, collectively, the Issuer’s 7.500% Senior Notes due 2018 (the “2018 Notes”) and 8.500% Senior Notes due 2022, in each case, as outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Disinterested Members of the Issuer’s Board of Directors in good faith.

“Fairfax” means Fairfax Financial Holdings Limited and any of its Affiliates or Subsidiaries.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“First Lien RBL Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 31, 2013 among the Issuer, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, as the same was amended, supplemented, modified, restated, refinanced or replaced on or prior to the Issue Date and as may be amended, supplemented, modified, restated, refinanced or replaced from time to time after the Issue Date in accordance with the Intercreditor Agreement and with the same and/or different lenders and/or agents in accordance with the Intercreditor Agreement; provided that any increase in the principal amount of the Loans or Letters of Credit (each as defined in the First Lien RBL Credit Agreement) together with any other borrowings or other extensions of credit thereunder is permitted solely under Section 4.09(b)(1).

“First Lien RBL Documents” means, collectively, the First Lien RBL Credit Agreement and each security document, mortgage, note, guarantee, instrument and other “Loan Documents” (as defined in the First Lien RBL Credit Agreement) executed or delivered in connection with the First Lien RBL Credit Agreement at any time.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Gen IV” means Gen IV Investment Opportunities, LLC and its Affiliate Vega Asset Partners, LP.

“Governing Body” means, as to any Person, the Board of Directors or, if such Person is managed by a single entity and not a Board of Directors, the Board of Directors of the managing entity of such Person.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy and public utility laws and regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Government Securities” means, with respect to a federal government, securities that are:

(3)    direct obligations of, or obligations guaranteed by, such federal government for the timely payment of which its full faith and credit is pledged; or

(4)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of such federal government, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such federal government, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary that is a party hereto or hereafter executes and delivers to the Trustee, a supplemental indenture to this Indenture.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Agreement, including Currency Agreements, Interest Rate Agreements and Commodity Agreements.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral or administrative agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered to on the applicable registrar’s books.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Properties of the Issuer and the Guarantors.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. Notwithstanding the foregoing proviso, any Indebtedness that is extinguished, retired or repaid in connection with a Person merging with or becoming a Subsidiary of a Restricted Subsidiary will not be deemed to be the Incurrence of Indebtedness. The term “Incurrence” when used as a noun shall have a correlative meaning.

Solely for purposes of determining compliance with Section 4.09 of this Indenture the following will not be deemed to be the Incurrence of Indebtedness:

(a)    amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b)    the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(c)    the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(d)    unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC815).

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)    the principal in respect of (1) indebtedness of such Person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(b)    all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(c)    all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(e)    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Subsidiary of such Person, the amount of all obligations of such Subsidiary with respect to any Preferred Stock of such Subsidiary, the principal amount of such Disqualified Stock or Preferred Stock to be determined in accordance with this Indenture;

(f)    all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)    all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured;

(h)    to the extent not otherwise included in this definition, Hedging Obligations (after giving effect to any netting obligations) of such Person; and

(i)    any warranties or guaranties by such Person of production or payment with respect to a Production Payment;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations (other than of a type (x) referenced in clause (b)(2) of the definition thereof, (y) the primary obligation (as referenced in such definition) of which constitutes damages (of any kind whatsoever, including actual, special, direct, consequential or punitive) or a claim therefor as to which there is a reasonable possibility of an adverse determination (but excluding any such damages or claims with respect to which the applicable third party insurance provider has not denied coverage) or (z) in accordance with GAAP, that would be required to be shown on the balance sheet of any obligor as indebtedness) Incurred in the ordinary course of business (provided that this clause (1) shall not apply for purposes of determining what constitutes a “primary obligation” for purposes of the definition of Contingent Obligations); (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) any obligation (but excluding any obligation constituting debt for borrowed money, including under obligations referenced under immediately preceding clauses (a) and (b)) of a Person in respect of a Farm-In Agreement, Farm-Out Agreement, joint development arrangements or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an Oil and Gas Property; (5) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business; (6) in the case of the Issuer and its Restricted Subsidiaries, intercompany liabilities in connection with the cash management, tax and accounting operations between and among the Issuer and any Guarantors; (7) any obligations in respect of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto; (8) non-compete or consulting obligations Incurred in connection with any acquisition; (9) reserves for deferred income taxes; and (10) obligations with respect to prepayments received in the ordinary course of business under operating agreements, development agreements, offtake agreements or similar arrangements.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercreditor Agreement” means that certain amended and restated Intercreditor Agreement dated as of October 19, 2015, among (after giving effect to the Intercreditor Agreement Amendment) the Senior Priority Lien Representative and the Collateral Trustee (and acknowledged and agreed by the Issuer and the Guarantors), as the same may be amended, restated, amended and restated, supplemented, replaced (whether upon or after termination or otherwise) modified or restated in accordance with the terms thereof.

“Intercreditor Agreement Amendment” means the Amendment, dated as of March 15, 2017, to the Intercreditor Agreement, among the Senior Priority Lien Representative and the Collateral Trustee (as defined in the Second Lien Credit Agreement) (and acknowledged and agreed by the Credit Parties, the Priority Lien Collateral Trustee and the Collateral Trustee).

“Interest Payment Date” means March 20 and September 20 of each year to stated maturity.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first interest period shall commence on and include the Issue Date and end on and exclude September 20, 2017.

“Interest Rate Agreement” means any Swap Agreement with respect to exposure to interest rates, including an interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or any equivalent rating by any Rating Agency.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances to customers and commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(a)    “Investments” shall include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (1) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(b)    any Property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as in each case as determined in good faith by the Board of Directors of the Issuer; and

(c)    the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any subsequent dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means March 15, 2017.

“Issuer” means EXCO Resources, Inc., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, and delivered to the Trustee.

“Junior Lien” means a Lien junior in priority to the Senior Priority Liens and the Priority Liens and equal in priority to the Junior Priority Liens, but which is junior in right of the payment waterfall (as provided in the collateral trust agreement governing the Junior Priority Lien Debt) as provided in the Intercreditor Agreement, granted by the Issuer or any Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith) at any time, upon any Property of the Issuer or any Guarantor to secure Junior Lien Obligations (provided that, in all events, such Property shall also be subject to Liens securing such aforementioned Senior Priority Liens, Priority Liens and Junior Priority Liens).

“Junior Lien Collateral Agent” means the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Lien Debt” means (a) Indebtedness of the Issuer and the Guarantors under the Second Lien Credit Agreement and (b) any Indebtedness (other than intercompany Indebtedness owing to the Issuer or its Subsidiaries) of the Issuer or any Guarantor permitted to be Incurred under Section 4.09(b)(3)(y) or (z) (including any Refinancing Indebtedness with respect to Junior Lien Debt with other Junior Lien Debt to the extent contemplated and permitted by the Intercreditor Agreement) that is secured by a Junior Lien and that is permitted to be Incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in clause (b) of this definition:

(1)    (i) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to one-hundred eighty (180) days after the maturity date of the Notes (except as a result of a customary change of control, events of loss or asset sale repurchase offer provisions) and (ii) the principal amount of such Indebtedness does not exceed the principal amount of, plus any accrued and unpaid interest on, the Junior Lien Obligations being refinanced or exchanged;

(2)    on or before the date on which any such Indebtedness is Incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an Officers’ Certificate delivered to the Junior Lien Collateral Agent and Collateral Trustee, as “Junior Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(3)    a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(4)    all relevant filings and recordations necessary to ensure that such Indebtedness is secured by the Collateral in accordance with the applicable security documents are authorized, executed (if applicable) and recorded in each appropriate jurisdiction (provided that this clause (4) may be satisfied on a post-closing basis if permitted by the Junior Lien Representative); and

(5)    all other requirements set forth in the Intercreditor Agreement and in any applicable security documents as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or obligations in respect thereof are satisfied.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is Incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Obligations” means Junior Lien Debt and all other principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, and other liabilities in respect thereof.

“Junior Lien Representative” means, in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt.

“Junior Priority Lien” means a Lien junior in priority to the Senior Priority Liens and the Priority Liens and equal in priority to the Junior Liens, but which is senior in right of the payment waterfall (as provided in the collateral trust agreement governing the Junior Priority Lien Debt), in each case, as provided in the Intercreditor Agreement, granted by the Issuer or any Guarantor in favor of holders of Junior Priority Lien Debt (or any collateral trustee or representative in connection therewith) at any time, upon any Property of the Issuer or any Guarantor to secure Junior Priority Lien Obligations (provided that, in all events, such Property shall also be subject to Liens securing such aforementioned Senior Priority Liens and Priority Liens).

“Junior Priority Lien Collateral Agent” means the collateral trustee or other representative of lenders or holders of Junior Priority Lien Obligations designated pursuant to the terms of the Junior Priority Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Priority Lien Debt” means (a) the 1.75 Lien Credit Agreement and (b) any other Indebtedness (other than intercompany Indebtedness owing to the Issuer or its Subsidiaries) of the Issuer or any Guarantor permitted to be Incurred under Section 4.09(b)(3)(x) (including any Refinancing Indebtedness with respect to Junior Priority Lien Debt with other Junior Priority Lien Debt to the extent contemplated and permitted by the Intercreditor Agreement) that is secured by a Junior Priority Lien and that is permitted to be Incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in clause (b) of this definition:

(1)    (i) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to one-hundred eighty (180) days after the maturity date of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions) and (ii) the principal amount of such Indebtedness does not exceed the principal amount of, plus any accrued and unpaid interest on, the Junior Priority Lien Obligations being refinanced or exchanged;

(2)    on or before the date on which any such Indebtedness is Incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an Officers’ Certificate delivered to the Junior Priority Lien Collateral Agent and the Collateral Trustee, as “Junior Priority Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(3)    a Junior Priority Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(4)    all relevant filings and recordations necessary to ensure that such Indebtedness is secured by the Collateral in accordance with the applicable security documents are authorized, executed (if applicable) and recorded in each appropriate jurisdiction (provided that this clause (4) may be satisfied on a post-closing basis if permitted by the Junior Priority Lien Representative); and

(5)    all other requirements set forth in the Intercreditor Agreement and in any applicable security documents as to the confirmation, grant or perfection of the Liens of the holders of Junior Priority Lien Debt to secure such Indebtedness or obligations in respect thereof are satisfied.

“Junior Priority Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Priority Lien Debt is Incurred and the documents pursuant to which Junior Priority Lien Obligations are granted.

“Junior Priority Lien Obligations” means Junior Priority Lien Debt and all other principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, and other liabilities in respect thereof.

“Junior Priority Lien Representative” means, in the case of any Series of Junior Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Priority Lien Debt who maintains the transfer register for such Series of Junior Priority Lien Debt and is appointed as a representative of the Junior Priority Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Priority Lien Debt.

“Lead Holders” means Fairfax, ESAS, OCM EXCO Holdings LLC and Gen IV and, in each case, their respective Affiliates (excluding, in each case, the Issuer and its Subsidiaries).

“liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity,” means an amount equal to (a) the sum of (1) the Issuer’s Unrestricted Cash and Cash Equivalents and (2) any amounts available to be borrowed under the First Lien RBL Credit Agreement (to the extent then available) less (b) the face amount of any letters of credit outstanding under the First Lien RBL Credit Agreement. With respect to any Interest Payment Date, Liquidity shall be calculated as of the applicable Determination Date after giving effect to any cash interest on the 1.75 Lien Term Loan which has been paid during the relevant interest period and on a pro forma basis after giving effect to any payment of Cash Interest on the Notes and payment of cash interest on the 1.75 Lien Term Loan expected to be paid on the relevant Interest Payment Date. With respect to any determination of Liquidity required under Section 4.07 or Section 4.26(a) of this Indenture, Liquidity shall be calculated as of the date of the making of such Restricted Payment or September 15, 2018, as applicable, before giving effect to any Restricted Payment of the 2018 Notes or any payment of the 2018 Notes at maturity, as applicable. With respect to any determination required under Section 4.26(b) of this Indenture, Liquidity shall be calculated as of October 26, 2020 after giving effect to any payment of any obligations under the Second Lien Credit Agreement and/or the 1.75 Lien Credit Agreement at maturity, as applicable.

“Marcellus Development Costs” means the costs and expenses Incurred in the conduct of development operations in the Appalachian Area pursuant to the Marcellus JV Documents.

“Marcellus Holding Companies” means one or more Unrestricted Subsidiaries formed in connection with the Marcellus Joint Venture to facilitate the transfer of an undivided 49.75% interest in the Marcellus JV Oil and Gas Assets to the Marcellus JV Partner.

“Marcellus Joint Development Agreement” means that certain Joint Development Agreement dated as of June 1, 2010, among one or more of the Issuer’s Subsidiaries, the Marcellus JV Partner, the Marcellus Holding Companies and the Marcellus JV Operator with respect to the Marcellus Joint Venture.

“Marcellus Joint Venture” means that certain joint venture arrangement between the Issuer and one or more of its Subsidiaries and an unrelated third party (the “Marcellus JV Partner”) and one or more of its Subsidiaries to develop and operate the Marcellus JV Oil and Gas Assets.

“Marcellus JV Closing Date” means June 1, 2010.

“Marcellus JV Documents” means the Marcellus Joint Development Agreement, the Marcellus Operator LLC Agreement, the Marcellus Midstream LLC Agreement, the Marcellus Transfer Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the Marcellus Joint Development Agreement, in each case, as the same may be amended, modified or supplemented from time to time.

“Marcellus JV Oil and Gas Assets” has the meaning assigned to the term “Subject Oil and Gas Assets” in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter.

“Marcellus JV Operator” means the operator of the Marcellus JV Oil and Gas Assets located in the Appalachian Area.

“Marcellus JV Partner” has the meaning assigned to such term in the definition of “Marcellus Joint Venture”.

“Marcellus Midstream Assets” means the gas gathering and pipeline systems and related facilities associated with the Marcellus Shale portion of the Marcellus JV Oil and Gas Assets.

“Marcellus Midstream LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Marcellus Midstream Owner, dated as of June 1, 2010, as such Limited Liability Company Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Marcellus Midstream Owner” means the direct or indirect owner of the Marcellus Midstream Assets.

“Marcellus Operator LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Marcellus JV Operator dated as of June 1, 2010.

“Marcellus Shale” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, recognizing that actual depths may vary, and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York.

“Marcellus Transfer Agreement” means that certain Membership Interest Transfer Agreement dated as of June 1, 2010, among the Issuer or one or more of its Restricted Subsidiaries and the Marcellus JV Partner pursuant to which the Issuer or one or more of its Restricted Subsidiaries transfers to the Marcellus JV Partner (a) 100% of the Equity Interests of the Marcellus Holding Companies and (b) 50% of the Equity Interests of each of the Marcellus JV Operator and the Marcellus Midstream Owner.

“Material Adverse Effect” means a material adverse effect on (a) the assets or properties, financial condition, businesses or operations of the Issuer and the Restricted Subsidiaries taken as a whole, (b) the ability of the Issuer or any Guarantor to carry out its business as of the date of this Indenture or as proposed at the date of this Indenture to be conducted, (c) the ability of the Issuer or any Guarantor to perform fully and on a timely basis its respective obligations under any of the Note Documents to which it is a party, or (d) the validity or enforceability of any of the Note Documents or the rights and remedies of the Trustee, the Collateral Trustee or the Holders under this Indenture and the other Note Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Issuer that owns or holds, directly or indirectly, assets, properties or interests (including Oil and Gas Properties, whether owned directly or indirectly) with an aggregate fair market value, on a consolidated basis, greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Properties, whether owned directly or indirectly) of the Issuer and the Restricted Subsidiaries, on a consolidated basis; provided that if the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Properties, whether owned directly or indirectly) of all Domestic Subsidiaries that would not constitute Material Domestic Subsidiaries exceeds 5% of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Properties, whether owned directly or indirectly) of the Issuer and the Restricted Subsidiaries, on a consolidated basis, then one or more of such excluded Domestic Subsidiaries shall for all purposes of this Indenture be deemed to be Material Domestic Subsidiaries in descending order based on the aggregate fair market value of their assets, properties or interests (including Oil and Gas Properties, whether owned directly or indirectly) until such excess has been eliminated.

“Material Indebtedness” means Indebtedness under the First Lien RBL Documents, the 1.75 Lien Credit Agreement, the Second Lien Credit Agreement and the Existing Unsecured Notes (and, in each case, any Refinancing Indebtedness in respect thereof) and any other Indebtedness (other than the Notes) of the Issuer or any one or more of the Restricted Subsidiaries that in each case is in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Issuer or any Guarantor in respect of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Issuer or such Guarantor would be required to pay if the agreements with respect to such Hedging Obligations were terminated at such time.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Oil and Gas Properties to which the Issuer or any Restricted Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve (12) months immediately preceding such date equals or exceeds ten percent (10%) of the aggregate volume of Hydrocarbons sold by the Issuer and the Restricted Subsidiaries, on a consolidated basis, from the Oil and Gas Properties during the twelve (12) months immediately preceding such date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means the Oil and Gas Properties described in one or more duly executed, delivered and filed Mortgages evidencing a Lien prior and superior in right to any other Person (other than the Senior Priority Lien Collateral Agent) in favor of the Collateral Trustee for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 4.12.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 4.24.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Cash Proceeds” means:

(a)    with respect to any issuance, Incurrence or Disposition of Capital Stock or Indebtedness, the cash proceeds of such issuance Incurrence or Disposition net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, Incurrence or Disposition and net of taxes paid or payable as a result thereof; and

(b)    with respect to any Asset Sale, cash payments received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and cash proceeds from the sale or other disposition of any non-cash consideration received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties, in each case net of (without duplication):

(1)    all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including without limitation, all attorney’s fees, accountants’ fees, advisors’ or other consultants’ fees and other fees actually incurred in connection therewith, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(2)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3)    all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or to holders of royalties or similar interests as a result of such Asset Sale;

(4)    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale; and

(5)    any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Issuer or any Restricted Subsidiary.

provided that, with respect to proceeds of any Asset Sale that are not applied or invested as provided in Section 4.10, no such unapplied or uninvested proceeds shall constitute Net Cash Proceeds until the aggregate amount of all such unapplied or uninvested proceeds shall exceed $20,000,000, and then all of such unapplied or uninvested proceeds shall constitute Net Cash Proceeds.

“Net Working Capital” means (a) all current assets of the Issuer and all of its Restricted Subsidiaries excluding current assets under any Commodity Agreements less (b) all current liabilities of the Issuer and all of its Restricted Subsidiaries, excluding (1) the current liabilities included in Indebtedness and (ii) any current liabilities under any Commodity Agreements, in each case as set forth in the consolidated financial statements of the Issuer prepared in accordance with GAAP.

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary of the Issuer that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(a)    as to which neither the Issuer nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable as a guarantor, surety or otherwise or (3) constitutes a lender;

(b)    as to which the lenders thereof will not have any recourse to the Equity Interests or Property of the Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary (to the extent such Unrestricted Subsidiary is the borrower or guarantor of such Non-Recourse Debt)); and

(c)    no default or event of default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or stated maturity.

“Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Issuer or any Guarantor Incurred in connection with the acquisition by the Issuer or such Guarantor in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Issuer or such Guarantor in conducting its operations) with respect to which:

(a)    the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Issuer nor any Restricted Subsidiary (1) is directly or indirectly liable for such Indebtedness (whether as a guarantor, surety or otherwise) or (2) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

(b)    no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Issuer or a Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or stated maturity.

“Note Documents” means this Indenture, the Intercreditor Agreement, the Security Instruments, the Purchase Agreement, the Warrant Agreement, the Warrants and all other agreements, instruments, documents and certificates now or hereafter executed and delivered by the Issuer or any Guarantor to, or in favor of, the Holders, the Trustee or the Collateral Trustee in connection with this Indenture or the transactions contemplated hereby.

“Notes” has the meaning stated in the first recital of this Indenture and more particularly means any Notes authenticated and delivered under this Indenture. The Initial Notes and any PIK Notes subsequently issued shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any PIK Notes.

“NYMEX” means the New York Mercantile Exchange.

“NYMEX Prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a sixty (60) month period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full sixty (60) month period), with such prices increased by five percent (5%) of the last quoted forward month price of such period for the sixty first (61st) month and then held constant thereafter, as such prices are (a) quoted on the NYMEX (or its successor) calculated as of a date not more than thirty (30) days prior to the date of determination (the “calculation date”) and (b) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Obligations” means any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of the Issuer or any Guarantor from time to time owed under any Note Document, whether for principal, interest, funding indemnification amounts, fees, premium, expenses (including reasonable fees and expenses of attorneys, agents and advisors), indemnification or otherwise.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Issuer or any other Person, as the case may be.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by any two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in this Indenture.

“OID Legend” means the legend set forth in Section 2.06(b)(ii) hereof to be placed on all Notes issued under this Indenture.

“Oil and Gas Business” means:

(a)    the acquisition, exploration, exploitation, development, operation and disposition of interests in Hydrocarbons;

(b)    the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of Hydrocarbons obtained from unrelated Persons;

(c)    any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of Hydrocarbons and products produced in association therewith;

(d)    any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from Hydrocarbons produced substantially from properties in which the Issuer or the Restricted Subsidiaries, directly or indirectly, participate;

(e)    any business relating to oil field sales and service; and

(f)    any activity necessary, appropriate or incidental to the activities described in the preceding clauses (a) through (e) of this definition.

“Oil and Gas Property” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, wellbore interests, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Opinion of Counsel” means a written opinion from legal counsel which legal counsel is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition Indebtedness” means Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount outstanding not to exceed $50,000,000 (less the aggregate principal amount outstanding pursuant to Section 4.09(b)(7) to the extent constituting Refinancing Indebtedness of Permitted Acquisition Indebtedness) (the foregoing cap, the “Permitted Acquisition Indebtedness Dollar Cap”) any time and solely to the extent such Indebtedness was Indebtedness of:

(a)    an acquired Person Incurred prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not Incurred in contemplation of such acquisition, or

(b)    a Person that was merged, consolidated or amalgamated with or into the Issuer or a Restricted Subsidiary and was not Incurred in contemplation of such merger, consolidation or amalgamation.

provided on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated or amalgamated with or into the Issuer or a Restricted Subsidiary, as applicable, if, after giving pro forma effect thereto, the Consolidated Coverage Ratio either (x) equals or exceeds 2.25 to 1.00 or (y) is greater than the Consolidated Coverage Ratio immediately prior to such transaction.

“Permitted Business Investments” means Investments and expenditures in respect of Unproved Reserves made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(a)    ownership interests in Oil and Gas Properties or gathering, transportation, processing, storage or related systems; and

(b)    entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, joint venture agreements (including, without limitation, those relating to the Marcellus Midstream Owner), partnership agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of Hydrocarbons, production sharing agreements, development agreements (including without limitation the BG Joint Development Agreement and the Marcellus Joint Development Agreement), area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts and other similar agreements with third parties (including Unrestricted Subsidiaries), excluding, however, Investments in any corporation or publicly traded partnership or limited liability company.

“Permitted Investment” means:

(a)    Investments by (i) the Issuer in any Guarantor, by any Guarantor in another Guarantor, by any Guarantor in the Issuer or by the Issuer or any Guarantor in a Person that will, together with all of such Person’s Subsidiaries, upon the making of such Investment, become a Guarantor (other than any of such Person’s Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the terms of this Indenture), (ii) by a Non-Guarantor Restricted Subsidiary in another Non-Guarantor Restricted Subsidiary, (iii) by a Non-Guarantor Restricted Subsidiary in the Issuer or any Guarantor, and (iv) by the Issuer or any Guarantor in a Non-Guarantor Restricted Subsidiary in an aggregate amount, together with all other Investments made pursuant to this clause (a)(iv) since the Issue Date, not in excess of $25,000,000; provided, that to the extent constituting Indebtedness, any such Investment under this clause (a) shall be made in accordance with Section 4.09(b)(4);

(b)    Investments in another Person (1) if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or any Guarantor (and so long as (A) the Issuer or such Guarantor is the survivor of any such merger or consolidation and (B) in connection with any such Investment all of such Person’s Subsidiaries, upon the making of such Investment, will become a Guarantor (other than any of such Person’s Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the terms of this Indenture)) or (2) for consideration consisting solely of Capital Stock of the Issuer; provided, that, in both cases, such Person’s primary business is a Related Business and provided, further, the aggregate amount of all such Investments shall not exceed $25,000,000 during the term of the Notes;

(c)    Investments in cash and Temporary Cash Investments;

(d)    receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(e)    payroll, commission, travel, relocation and similar advances to officers, directors and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)    loans or advances to employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary but in any event not to exceed $2,500,000 in the aggregate outstanding at any one time;

(g)    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(h)    Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for (1) an Asset Sale as permitted pursuant to Section 4.10 or (2) a disposition of assets not constituting an Asset Sale;

(i)    Investments in any Person where such Investment was acquired by the Issuer or any of the Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j)    Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(k)    Investments in any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 4.09;

(l)    Investments in any Person to the extent such Investment (1) exists on the Issue Date or (2) is an extension, modification or renewal of any such Investments described under the immediately preceding clause (1) but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(m)    Permitted Business Investments;

(n)    Guarantees issued in accordance with Sections 4.09 and 4.15;

(o)    Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(p)    any Investment consisting of purchases and acquisitions of inventory, supplies, material and equipment, purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business; and

(q)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Issue Date, do not exceed $50,000,000.

With respect to any Permitted Investment, at the time such Permitted Investment is made, the Issuer will be entitled to divide and classify such Investment in more than one of the clauses of the definition of “Permitted Investment.”

“Permitted Investors” means (a) ESAS, (b) C. John Wilder and any Affiliate of C. John Wilder, (c) any spouse or lineal descendants (whether natural or adopted) of C. John Wilder and any trust solely for the benefit of C. John Wilder and/or his spouse and/or lineal descendants, (d) Fairfax, (e) any Holder or lender under the 1.75 Lien Credit Agreement and (f) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with respect to which Persons described in clauses (a), (b), (c), (d) and (e) of this definition own the majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Issuer that is owned by such group.

“Permitted Liens” means, with respect to any Person:

(a)    Senior Priority Liens securing Senior Priority Lien Debt (i) under Credit Facilities Incurred under Section 4.09(b)(1) and Senior Priority Liens securing Cash Management Obligations constituting Senior Priority Lien Obligations, in each case to the extent subject to the Intercreditor Agreement and in an aggregate amount at any time outstanding (when added to the amount of all other outstanding Senior Priority Lien Obligations) not exceeding the Senior Priority Lien Cap and (ii) under Hedging Obligations constituting Senior Priority Lien Debt;

(b)    Liens securing the Notes and any PIK Notes in respect thereof and the Guarantees thereof and (y) to the extent subject to the Intercreditor Agreement, Priority Liens securing other Priority Lien Debt Incurred under Section 4.09.(b)(i)(2);

(c)    Junior Priority Liens securing the 1.75 Lien Credit Agreement and any increase in the principal amount as a result of a PIK payment in respect thereof and to the extent subject to the Intercreditor Agreement, Junior Priority Liens securing other Junior Priority Debt Incurred under Section 4.09(b)(3)(x) and (y) Junior Liens securing the Second Lien Credit Agreement and to the extent subject to the Intercreditor Agreement, Junior Liens securing other Junior Debt Incurred, in each case, under Section 4.09(b)(3)(y) or (z);

(d)    pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(e)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (2) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(f)    Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(g)    Liens in favor of issuers of performance, bid or surety bonds, completion guarantees or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such performance, bid or surety bonds, completion guarantees or letters of credit do not constitute, or secure, any Indebtedness in an aggregate amount in excess of $10,000,000 (in addition to and not in limitation of any letters of credit which may be issued pursuant to Credit Facilities permitted under clause (a) above);

(h)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(i)    Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or of any other property of the Issuer or any of its Restricted Subsidiaries (whether at the time the Lien is Incurred or otherwise) (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than one-hundred eighty (180) days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; provided, further, that after giving effect to the Incurrence of the Indebtedness secured by such Lien, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;

(j)    Liens securing Non-Recourse Purchase Money Indebtedness granted in connection with the acquisition by the Issuer or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including the office buildings and other real property used by the Issuer or such Restricted Subsidiary in conducting its operations); provided that (1) such Liens attach only to the fixed assets acquired with the proceeds of such Non-Recourse Purchase Money Indebtedness and (2) such Non-Recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets; provided, further, that after giving effect to the Incurrence of the Indebtedness or other obligations secured by such Lien, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;

(k)    Liens existing on the Issue Date other than as described under clause (a), (b) and (c) of this definition;

(l)    Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (and not incurred in anticipation of or in connection with such transaction); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto); provided, further, that at the time such Person becomes a Subsidiary, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;

(m)    Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (and not Incurred in anticipation of or in connection with such transaction); provided, however, that the Liens may not extend to any other property owned by such Person or any other property of the Issuer or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto; provided, further, that at the time of such acquisition, the Collateral Coverage Ratio is equal to or greater than 1.5 to 1.0;

(n)    (x) Liens securing Indebtedness or other obligations of the Issuer or any Guarantor owing to the Issuer or any Guarantor (provided that such Liens and Indebtedness and other obligations are subject to a subordinated intercompany note), (y) Liens on the property of any Subsidiary of the Issuer securing Indebtedness or other obligations of any Subsidiary of the Issuer owing to the Issuer or any Guarantor of the Issuer (provided that such Liens and Indebtedness and other obligations are subject to a subordinated intercompany note) and (z) Liens on the property of any Subsidiary of the Issuer that is not a Guarantor securing Indebtedness or other obligations of any Subsidiary of the Issuer that is not a Guarantor owing to the Issuer or any Subsidiary of the Issuer;

(o)    Liens on, or related to, assets to secure all or part of the costs (not constituting Indebtedness for borrowed money) Incurred in the ordinary course of a Related Business for the surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair, improvement, processing, transportation, marketing, storage or operation thereof;

(p)    Liens on pipeline or pipeline facilities that arise under operation of law;

(q)    Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil, natural gas, other hydrocarbon and mineral leases, Farm-Out Agreements or Farm-In Agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, master limited partnership agreements, development agreements, operating agreements, production sales contracts, gas balancing or deferred production agreements, injection, re-pressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas

Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; provided, further, that such Liens do not secure any Indebtedness for borrowed money (other than an aggregate principal amount not in excess of $5,000,000 at any time outstanding);

(r)    Liens reserved in oil, natural gas, other hydrocarbon and mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(s)    Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (i), (k), (l) or (m); provided, however, that (1) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and (2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i), (k), (l) or (m) above at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing.

(t)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 5.01(i) (but excluding judgments in respect of debt for borrowed money);

(u)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(v)    Liens on the Marcellus JV Oil and Gas Assets securing the obligations of the Issuer and certain Restricted Subsidiaries under the Marcellus JV Documents and Liens securing the obligations of the Issuer and certain Restricted Subsidiaries under the BG JV Documents;

(w)    leases, licenses, subleases and sublicenses of real property and intellectual property rights that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as whole; and

(x)    preferential rights to purchase, and provisions requiring a third party’s consent prior to assignment and similar restraints on alienation, in each case, granted pursuant to an oil and gas operating agreement and arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties; provided such right, requirement or restraint does not materially affect the value of such Oil and Gas Properties;

provided that in each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof; provided, further, that for purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Marketing Obligations” means Indebtedness of the Issuer or any Restricted Subsidiary under letter of credit or borrowed money obligations or, in lieu of or in addition to such letters of credit or borrowed money, Guarantees of such Indebtedness or other obligations of the Issuer or any Restricted Subsidiary by any other Restricted Subsidiary, in each case, related to the purchase by the Issuer or any Restricted Subsidiary of Hydrocarbons for which the Issuer or such Restricted Subsidiary has contracts to sell; provided, however, that in the event that such Indebtedness or obligations are guaranteed by the Issuer or any Restricted Subsidiary, then either: (a) the Person with which the Issuer or such Restricted Subsidiary has contracts to sell has an Investment Grade Rating or, in lieu thereof, a Person guaranteeing the payment of such obligated Person has an Investment Grade Rating or (b) such Person posts, or has posted for it, a letter of credit (issued by a Person that has an Investment Grade Rating and is not an Affiliate of the Issuer) in favor of the Issuer or such Restricted Subsidiary with respect to all such Person’s obligations to the Issuer or such Restricted Subsidiary under such contracts.

“Permitted Prior Liens” means Liens Incurred pursuant to clauses (d), (e), (f), (g), (h), (j), (p) and (q) of the definition of “Permitted Liens”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any the Issuer, any Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a Pledge and Security Agreement in favor of the Collateral Trustee for the benefit of the Secured Parties and the other holders of Priority Lien Obligations covering, among other things, the rights and interests of the Issuer or any Restricted Subsidiary in the Equity Interest of each Restricted Subsidiary and of each Affiliate that is an operator of any Oil and Gas Properties (other than the Equity Interests of the Issuer).

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Lien” means a Lien junior in priority to the Senior Priority Liens and senior in priority to the Junior Priority Liens and Junior Liens granted by the Issuer or any Guarantor in favor of the Collateral Trustee pursuant to a Priority Lien Document at any time, upon any Property of the Issuer or any Guarantor to secure Priority Lien Obligations (including Liens on such Collateral under the security documents associated with any Replacement Credit Facility).

“Priority Lien Debt” means (a) the Notes and other Obligations; and (b) any other Indebtedness (other than intercompany Indebtedness owing to the Issuer or its Subsidiaries) of the Issuer or any Guarantor permitted to be Incurred under Section 4.09(b)(2) (including Refinancing Indebtedness with respect to Priority Lien Debt with other Priority Lien Debt to the extent contemplated and permitted by the Intercreditor Agreement) that is secured equally and ratably with the Obligations by a Priority Lien and that is permitted to be Incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in clause (b) of this definition:

(1)    (i) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations on or prior to ninety-one (91) days after the Stated Maturity of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions) and (ii) the principal amount of such Indebtedness does not exceed the principal amount of, plus any accrued and unpaid interest on, the Priority Lien Obligations being refinanced or exchanged;

(2)    on or before the date on which such Indebtedness is Incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer in an Officers’ Certificate delivered to each Priority Lien Representative and the Collateral Trustee, as “Priority Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(3)    a Priority Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(4)    all relevant filings and recordations necessary to ensure that such Indebtedness is secured by the Collateral in accordance with the applicable Priority Lien Security Documents are authorized, executed (if applicable) and recorded in each appropriate jurisdiction (provided that this clause (4) may be satisfied on a post-closing basis if permitted by the Priority Lien Representative with respect to such Indebtedness); and

(5)    requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (5) will be conclusively established if the Issuer delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”);

provided that all such Indebtedness (other than any DIP Financing that is permitted by the Intercreditor Agreement) shall be pari passu in right of payment, it being understood that there may be different tranches of Priority Lien Debt with different maturities and amortization profiles, but the principal amount of Indebtedness under all such tranches must in all other respects be pari passu in right of payment. Any such Indebtedness (other than any such DIP Financing) that is not consistent with the foregoing condition for pari passu treatment in right of payment with the Notes under the Priority Lien Documents shall not constitute Priority Lien Debt.

“Priority Lien Documents” means, collectively, the Note Documents and any additional indenture, supplemental indenture, credit agreement or other agreement governing each other Series of Priority Lien Debt and the Priority Lien Security Documents (other than any Priority Lien Security Documents that do not secure Priority Lien Obligations).

“Priority Lien Obligations” means Priority Lien Debt and all other principal (including reimbursement obligations), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, and other liabilities in respect thereof.

“Priority Lien Representative” means (a) in the case of the Notes, the Trustee and (b) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who (1) is appointed as a Priority Lien Representative (for purposes related to the administration of the Priority Lien Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, together with its successors in such capacity, and (2) has become a party to the Intercreditor Agreement by executing and delivering an Additional Secured Debt Designation.

“Priority Lien Security Documents” means the Intercreditor Agreement, the Pledge Agreement, the Security Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor creating (or purporting to create) a Priority Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Private Placement Legend” means the legend set forth in Section 2.06(b)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with SEC rules and regulations) in the Reserve Report most recently delivered to the Trustee pursuant to Section 4.03.

“PV-10” means, as of any date of determination, the present value of future cash flows from the Proved Reserves and Unproved Reserves included in the Oil and Gas Properties, as set forth in the most recent Collateral Coverage Reserve Report delivered pursuant to Section 4.23 or a more a recent Collateral Coverage Reserve Report, utilizing a 10% discount rate and using NYMEX Prices.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the applicable obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Governing Body of the Issuer) which shall be substituted for S&P or Moody’s or both, as the case may be.

“RBL Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the First Lien RBL Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the First Lien RBL Credit Agreement, together with its successors in such capacity.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means February 20 or August 20 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means (a) Indebtedness Incurred by the Issuer or any Restricted Subsidiary, (b) Disqualified Stock issued by the Issuer or any Restricted Subsidiary or (c) Preferred Stock issued by any Restricted Subsidiary, which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, including Refinancing Indebtedness, so long as:

(1)    the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (i) the principal amount of (or accreted value, if applicable), plus any accrued and unpaid PIK or cash interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as the case may be, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness or Disqualified Stock or Preferred Stock, the “Applicable Refinanced Debt”), plus (ii) an amount equal to the sum of (A) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Applicable Refinanced Debt and (B) any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Applicable Refinanced Debt;

(2)    such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(3)    such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the earlier of (A) the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased and (B) the date that is ninety-one (91) days after the latest Stated Maturity date of the Notes;

(4)    to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (a) Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, (b) the Existing Unsecured Notes, such Refinancing Indebtedness shall, if secured, constitute Junior Priority Lien Debt or Junior Lien Debt (subject, in each case to the Intercreditor Agreement) or, if initially unsecured, shall be unsecured at all times and, in each case, no Subsidiary of the Issuer (other than a Guarantor) shall, directly or indirectly, be an obligor (whether a borrower or otherwise), guarantor or surety under, or for, such Refinancing Indebtedness and shall not provide any Guarantee of any such Refinancing Indebtedness or (c) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(5)    to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases the Existing Unsecured Notes, Senior Priority Lien Debt, Priority Lien Debt, Junior Priority Lien Debt or Junior Lien Debt, the covenants (affirmative and negative), default and event of default provisions, interest rate (including interest rate floor and default rate), repayment, prepayment, repurchase and/or sinking fund provisions, reporting provisions, and other material provisions of such Refinancing Indebtedness shall be no more favorable to the creditors thereunder, or more burdensome to the debtors or guarantors thereunder, than the correlative and/or corresponding provisions under the Note Documents (provided, further, that, in all events, for the avoidance of doubt, such Refinancing Indebtedness shall not contain any financial maintenance covenants not otherwise contained in the Indebtedness being refinanced).

Notwithstanding the foregoing, Refinancing Indebtedness shall not include:

(1)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(2)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3)    Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

In addition, with respect to any Refinancing Indebtedness of Refinancing Indebtedness, all limitations, restrictions, qualifying criteria and other standards set forth in this definition shall equally apply.

“Registration Rights Agreement” means the registration rights agreement, dated as of the Issue Date, among the Issuer and the holders of the Issuer’s common stock.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Business” means any Oil and Gas Business and any other business in which the Issuer or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Replacement Credit Facility” means any Credit Facility that refunds, refinances or replaces the First Lien RBL Credit Agreement or any other Replacement Credit Facility, in each case, in whole and with all commitments thereunder terminated; provided that (i) the terms and conditions of, and documentation for, any such Credit Facility are reasonably satisfactory to the Requisite Lead Holders, (ii) the total yield, covenants and defaults and events of default specified in such Credit Facility are the same in all material respects as the First Lien RBL Credit Agreement, (iii) such Credit Facility does not provide for the incurrence of incremental facilities or incremental indebtedness (or incremental equivalent facilities or indebtedness) (or analogous extensions of credit), (iv) such Credit Facility contains no prepayment penalties or premiums (other than customary breakage for LIBOR interest periods) or contain any make-whole, or any other provision similar to the foregoing in this clause (iv) and (v) such Credit Facility does not change the waterfall provisions or similar order of payment provisions from those provisions set forth in the First Lien RBL Credit Agreement or create or otherwise establish layers of Indebtedness or other subordinated tranches (or sub-tranches) of Indebtedness.

“Requisite Lead Holders” means on any date of determination, with respect to only those Lead Holders who, respectively, are Holders, such Lead Holders which constitute at least a majority in aggregate principal amount of the then-outstanding Notes held by all such Lead Holders on such date of determination.

“Requisite Shareholder Approvals” means the Issuer’s receipt of the requisite votes or consents of the holders of its shares of Common Stock, (1) to the issuances of Common Stock represented by the Warrants, the PIK Shares and the PIK payments under the 1.75 Lien Credit Agreement for purposes of the rules of the New York Stock Exchange (the “NYSE Approval”) to the extent the Common Stock remains listed on the New York Stock Exchange and such approval is required for the issuances of the Warrants, the PIK Shares and the PIK payments under the 1.75 Lien Credit Agreement and (2) with respect to the amendment of the Issuer’s existing charter to (a) increase its authorized Common Stock or (b) effect a reverse stock split, in each case under applicable Texas law (the “Charter Amendment Approval”); provided, that the Issuer may waive, in its sole discretion, the Charter Amendment Approval.

“Requisite Shareholder Approval Deadline” means September 30, 2017; provided that if the proxy statement relating to the special meeting of the shareholders called for purposes of obtaining the Requisite Shareholder Approvals is selected for review by the SEC, the Requisite Shareholder Approval Deadline shall mean November 30, 2017.

“Resale Registration Statement” mean a registration statement filed with the SEC pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that the Issuer is ineligible to use such form, such other form as the Issuer is eligible to use under the Securities Act provided that such other form shall be converted into a Form S-3 promptly after Form S-3 becomes available to the Issuer) covering resales by the Holders as selling shareholders (not underwriters) of any PIK Shares received as payment of interest on the Notes.

“Reserve Report” means a report setting forth, as of the end of the Issuer’s most recent fiscal year, the Proved Reserves attributable to the Oil and Gas Properties of the Issuer and the Restricted Subsidiaries, together with a projection of the rate of production and future net income taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Issuer or a Guarantor, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of the Issuer or a Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Issuer or such Guarantor, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Issuer or such Guarantor, as applicable.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Payment” means:

(a)    the declaration or payment of any dividends or any other distributions of any sort in respect of the Issuer’s or any Restricted Subsidiary’s Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of the Issuer’s or any Restricted Subsidiary’s Equity Interests (other than (1) dividends made or distributions payable solely in the Issuer’s Equity Interests (other than Disqualified Stock), (2) dividends made or distributions payable solely to the Issuer or (to the extent made to all equity-holders on a pro rata basis) a Restricted Subsidiary and (3) pro rata dividends or other distributions made by a Restricted Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis);

(b)    the purchase, redemption or other acquisition or retirement for value of any Equity Interest of (1) the Issuer or (2) a Restricted Subsidiary held by any Affiliate of the Issuer (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interest (other than into Equity Interests of the Issuer that are not Disqualified Stock);

(c)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness of the Issuer or any Guarantor or any Existing Unsecured Notes, Junior Priority Lien Debt, Junior Lien Debt or Senior Debt (other than, except with respect to the Existing Unsecured Notes (1) from the Issuer or a Guarantor or (2) in anticipation of satisfying a sinking fund obligation, principal installment or payment due at final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or

(d)    the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to Property owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such Property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Credit Agreement” means that certain Term Loan Credit Agreement dated as of October 19, 2015 among the Issuer, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, as the same was amended, supplemented, modified, restated, refinanced or replaced on or prior to the Issue Date and as may be amended, supplemented, modified, restated, refinanced or replaced from time to time after the Issue Date in accordance with the Intercreditor Agreement and with the same and/or different lenders and/or agents in accordance with the Intercreditor Agreement; provided that any increase in the principal amount of the Loans or Letters of Credit (each as defined in the each of the Second Lien Credit Agreement) together with any other borrowings or other extensions of credit thereunder is permitted solely under Section 4.09(b)(3).

“Secured Debt Documents” means the Senior Priority Lien Documents, the Priority Lien Documents, the Junior Priority Lien Documents and the Junior Lien Documents.

“Secured Indebtedness” means, as of any date, any Indebtedness for borrowed money secured as (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured as) Senior Priority Lien Debt or Priority Lien Debt (or any Replacement Credit Facility) or any other Indebtedness for borrowed money which is secured by a Lien which is not expressly subordinated to the Notes and the obligations in respect of the Senior Priority Lien Debt.

“Secured Party” means the Collateral Trustee, the Trustee, any Holder and any other holder of Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means a Security Agreement in favor of the Collateral Trustee for the benefit of the Secured Parties and the other holders of Priority Lien Obligations covering, among other things, the rights and interests of Issuer or any Restricted Subsidiary in the property of such Restricted Subsidiary.

“Security Instruments” means collectively, the Collateral Trust Agreement, all Collateral Trust Joinder Agreements, the Pledge Agreement, the Security Agreement, the Deposit Account Control Agreements, all Guarantees of the Obligations evidenced by the Note Documents and all mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Oil and Gas Properties of the Issuer and the Restricted Subsidiaries and the Equity Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing.

“Senior Debt” means unsecured Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be Incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is subordinated in right of payment to the Notes and all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)    any intercompany Indebtedness between or among the Issuer or any of its Subsidiaries or any of its Affiliates; or

(b)    any trade payables or taxes owed or owing by the Issuer or any of its Subsidiaries.

“Senior Priority Lien” means a Lien granted by the Issuer or any Guarantor in favor of the Senior Priority Lien Collateral Agent at any time, upon any Property of the Issuer or any Guarantor to secure Senior Priority Lien Obligations (including Liens on such Collateral under the security documents associated with any Replacement Credit Facility).

“Senior Priority Lien Cap” means $200,000,000.

“Senior Priority Lien Collateral Agent” means the RBL Agent (or other Person designated by the RBL Agent), or if the First Lien RBL Credit Agreement ceases to exist, the collateral agent or other representative of lenders or holders of Senior Priority Lien Obligations designated pursuant to the terms of the Senior Priority Lien Documents and the Intercreditor Agreement.

“Senior Priority Lien Debt” means (1) Indebtedness of the Issuer and the Guarantors under the First Lien RBL Credit Agreement (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) or any Replacement Credit Facility, in each case, that is subject to the Intercreditor

Agreement and permitted to be Incurred under Section 4.09(b)(1) and secured under each applicable Secured Debt Document; provided, in the case of Indebtedness under any Replacement Credit Facility, that:

(a)    on or before the date on which such Indebtedness is Incurred under such Replacement Credit Facility, such Indebtedness is designated by the Issuer, in an Officers’ Certificate delivered to the Senior Priority Lien Collateral Agent and the Collateral Trustee, as “Senior Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that if such Indebtedness is designated as “Senior Priority Lien Debt,” it cannot also be designated as Priority Lien Debt, Junior Priority Lien Debt or Junior Lien Debt (or any combination of the three);

(b)    the collateral agent or other representative with respect to such Indebtedness, the Senior Priority Lien Collateral Agent, the Collateral Trustee, the Issuer and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the Intercreditor Agreement as in effect on the Issue Date and in a form reasonably acceptable to each of the parties thereto);

(c)    the aggregate outstanding amount of the Senior Priority Lien Obligations, after giving effect to such Replacement Credit Facility, shall not exceed the Senior Priority Lien Cap; and

(d)    all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Senior Priority Lien Collateral Agent’s Liens to secure such Indebtedness or obligations in respect thereof are satisfied;

(2)    Cash Management Obligations permitted to be secured by Priority Liens pursuant to clause (a) of the definition of “Permitted Liens;” and

(3)    Hedging Obligations of the Issuer or any Guarantor to the extent that Eligible Holders representing a majority of the principal amount of Notes held by such Eligible Holders have provided their prior written consent to the Issuer’s program pursuant to which such Hedging Obligations were incurred and subject to any limitations (including in amount) contained therein.

For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Senior Priority Lien Documents” means the First Lien RBL Documents, the Replacement Credit Facility and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Replacement Credit Facility.

“Senior Priority Lien Obligations” means (a) the “Obligations” as defined in the First Lien RBL Credit Agreement and (b) all other Senior Priority Lien Debt and principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, and other liabilities in respect thereof, including any make-whole payments, together with any Hedging Obligations and Cash Management Obligations, in each case, to the extent that such obligations are secured by Senior Priority Liens. For the avoidance of doubt, Hedging Obligations shall only constitute Senior Priority Lien Obligations to the extent that such Hedging Obligations are secured under the terms of the First Lien RBL Credit Agreement and the security documents creating Senior Priority Liens. Notwithstanding any other provision hereof, the term “Senior Priority Lien Obligations” will include accrued interest, fees and costs incurred under any Senior Priority Lien Document, whether incurred before or after commencement of an insolvency or liquidation proceeding, and whether or not allowable in an insolvency or liquidation proceeding. To the extent that any payment with respect to the Senior Priority Lien Obligations (whether by or on behalf of any Guarantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Priority Lien Representative” means (a) the RBL Agent or (b) in the case of any Replacement Credit Facility, the trustee, agent or representative of the holders of such Senior Priority Lien Debt who maintains the transfer register for such Senior Priority Lien Debt and is appointed as a representative of the Senior Priority Lien Debt (for purposes related to the administration of the security documents related to such Senior Priority Lien Debt) pursuant to the credit agreement or other agreement governing such Senior Priority Lien Debt.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Junior Priority Lien Debt” means, severally, each issue or series of Junior Priority Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the Notes, the Guarantees of the Notes and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Series of Secured Debt” means the Senior Priority Lien Debt, each Series of Priority Lien Debt, each series of Junior Priority Lien Debt and each Series of Junior Lien Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes and the other Obligations and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s guarantee of the Note and other Obligations under the Note Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Issuer.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that in no event shall any (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer, any Guarantor or any Restricted Subsidiary or (b) near term spot market purchase and sale of a commodity in the ordinary course of business based on a price determined by a rate quoted on an organized exchange for actual physical delivery, be a Swap Agreement.

“Temporary Cash Investments” means any of the following:

(a)    any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(b)    investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 270 days after the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c)    investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Issuer or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business; provided, however, that (1) all such deposits have been made in such accounts in the ordinary course of business and (2) such deposits do not at any one time exceed $10,000,000 in the aggregate;

(d)    repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(e)    investments in commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(f)    investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(g)    investments in money market funds that invest 95% or more of their assets in securities of the types described in clauses (a) through (f) above.

“Trading Day” means a day on which the New York Stock Exchange or other exchange or the over-the-counter-market if the Common Stock is not then listed on the New York Stock Exchange, is open for trading.

“Transactions” means (i) the execution, delivery and performance by the Issuer and the Guarantors of this Indenture and the Note Documents and the issuance of the Notes thereunder and the use of proceeds thereof, (ii) the amendment of the First Lien RBL Credit Agreement, the execution of the 1.75 Lien Credit Agreement, the amendment of the Second Lien Credit Agreement and the settlement of certain amounts outstanding under the Second Lien Credit Agreement with the proceeds of the 1.75 Lien Credit Agreement, each, as in effect on the Issue Date and (iii) the grant of Liens by the Issuer and the Guarantors on the Mortgaged Properties and the other Collateral pursuant to the Security Instruments.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 20, 2018; provided, however, that if the period from the Redemption Date to March 20, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Trust Officer” means any officer within the corporate trust department of the Trustee with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unproved Reserves” means probable reserves and/or possible reserves as defined in Rule 4-10 of Regulation S-X.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, that portion of the Issuer’s and its Subsidiaries’ aggregate cash and Cash Equivalents that (x) would not appear as “restricted” on a consolidated balance sheet of the Issuer, (y) is maintained with a depositary bank in the United States and is subject to perfected Lien in favor of the Collateral Trustee for the benefit of the Secured Parties (as defined in the Intercreditor Agreement) and (z) that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder, other than (a) Liens in favor of the Collateral Trustee securing Junior Priority Lien Debt, Priority Lien Debt and Senior Priority Lien Debt, (b) Liens securing Junior Lien Debt and (c) bankers’ liens), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below, (b) any Subsidiary of an Unrestricted Subsidiary, (c) EBG Resources and any of its Subsidiaries, (d) Bonchasse Land Company, LLC, a Louisiana limited liability company and any of its Subsidiaries, (e) the Marcellus JV Operator and any of its Subsidiaries (f) the Marcellus Midstream Owner and any of its Subsidiaries, and (g) PCMWL, LLC, Moran Minerals, LLC and Moran Land Company, LLC. The Board of Directors of the Issuer may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary or owns, directly or indirectly, a Material Domestic Subsidiary, (ii) owns Oil and Gas Properties or owns, directly or indirectly, a Subsidiary that owns Oil and Gas Properties or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities or other obligations under any Senior Debt (including the Existing Unsecured Notes), Senior Priority Lien Debt, Priority Lien Debt, Junior Priority Lien Debt or Junior Lien Debt (or any Refinancing Indebtedness Incurred to refinance any of the foregoing) or owns, directly or indirectly, a Subsidiary that provides such a guarantee, or is such a primary obligor.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Warrant Agreement” means that certain agreement with respect to the Warrants dated as of the Issue Date by and among the Issuer and Continental Stock Transfer & Trust Company, as warrant agent, as such agreement may be amended from time to time.

“Warrants” means those warrants issued to the Holders as of the Issue Date to purchase shares of Common Stock of the Issuer.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (1) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more other Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.    Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11(a)(1)
“Application Period”	4.10(b)
“Asset Sale Offer”	4.10(b)(2)
“Authentication Order”	2.02
“Cash Interest”	2.01(c)(i)
“Cash Interest Rate”	2.01(c)(iv)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Confirmation Notice”	2.13(d)
“Covenant Defeasance”	7.03
“Event of Default”	5.01
“Issuer Transfer”	2.13(b)
“Legal Defeasance”	7.02
“Minimum Mortgaged Value”	4.24(d)
“Note Register”	2.03
“Notice Period”	2.13(d)
“Offer Amount”	3.09(b)
“Offered Notes”	2.13(c)
“Offered Price”	2.13(c)
“Offer Period”	3.09(b)
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09(b)
“PIK Note Payments”	2.01(c)(ii)
“PIK Notes”	2.01(b)
“PIK Interest”	2.01(b)
“PIK Interest Rate”	2.01(c)(v)
“PIK Share Payments”	2.01(c)(ii)
“PIK Shares”	2.01(b)
“Proposed Transferee”	2.13(c)
“Purchase Date”	3.09(b)
“Redemption Date”	3.07(a)
“Registrar”	2.03
“Related Proceedings”	12.15
“Right of First Refusal”	2.13(b)
“replacement assets”	4.10(b)(1)
“Specified Courts”	12.15
“Tag-Along Holders”	2.13(f)
“Tag-Along Rights”	2.13(b)
“Transfer”	2.13(a)
“Transfer Notice”	2.13(c)
“Transferor”	2.13(b)
“Unexercised Notes”	2.13(g)

Section 1.03.    Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    words in the singular include the plural, and in the plural include the singular;

(e)    “shall” shall be interpreted to express a command;

(f)    provisions apply to successive events and transactions;

(g)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j)    the words “asset” and “property” or “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(k)    any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time;

(l)    this Indenture shall not be governed by the provisions of the Trust Indenture Act of 1939 and the rules and regulation promulgated thereunder, including any requirements to deliver annual opinions with respect to perfection of security interests or opinions with respect to release of Collateral in accordance with this Indenture, the Collateral Trust Agreement or the Intercreditor Agreement;

(m)    unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(n)    secured Indebtedness shall not be deemed to be subordinate or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(o)    the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(p)    the principal amount of any Preferred Stock shall be (A) the maximum liquidation value of such Preferred Stock or (B) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(q)    all references to the date the Notes were originally issued or the date of this Indenture shall refer to the Issue Date.

Section 1.04.    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 6.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of thirty (30) days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

ARTICLE 2

THE NOTES

Section 2.01.    Form and Dating; Terms.

(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes will only be issued as Definitive Notes. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (or if a PIK Note Payment has been made, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

(b)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture on the Issue Date is $300,000,000.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

If the Issuer is permitted to pay PIK Interest in respect of the Notes (upon the terms and conditions set forth in clause (c) below), and the Issuer elects to pay such PIK Interest through the issuance of Notes, the Issuer will issue new Notes (the “PIK Notes”). The Initial Notes and any PIK Notes shall be substantially identical other than the issuance dates, offering price, minimum denominations, transfer restrictions and, if applicable, the date from which interest shall accrue. The payment of interest on the Notes through PIK Note Payments or through the issuance of Common Stock (the “PIK Shares”) is herein referred to as “PIK Interest.”

The Initial Notes and any PIK Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

(c)    Payment and Computation of Interest.

(i)    Cash Interest Payments. Except as provided in this Section 2.01(c), interest on the outstanding principal amount of the Notes shall be payable entirely in cash (such interest, “Cash Interest”) on the relevant Interest Payment Date.

(ii)    PIK Interest Payments. Subject to the restrictions in clause (iii) below, the Issuer may elect, at its option, to pay all or a portion of the interest due on the Notes on the applicable Interest Payment Date by (1) issuing PIK Shares to the Holders (such payments, “PIK Share Payments”) or (2) issuing PIK Notes (such payments, “PIK Note Payments”) and, in each case, notifying the Trustee of such election pursuant to Section 2.01(c)(viii). The Issuer’s ability to elect to pay PIK Interest as PIK Share Payments is subject to the following conditions: (A) the Issuer shall have received the Requisite Shareholder Approvals, (B) the PIK Share Payment shall not result in a beneficial owner of the Notes, such beneficial owner’s Affiliates and any person subject to aggregation with such beneficial owner or its Affiliates under Sections 13(d) and 14(d) of the Exchange Act), beneficially owning (as defined in Rules 13d-3 or 13d-5 under the Exchange Act, except that for purposes of this clause (B) such holder shall be deemed to have “beneficial ownership” of all shares that any such holder has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets), (C) the number of PIK Shares to be issued shall not be in excess of the authorized amount of Common Stock available under the Issuer’s charter therefor, (D) the PIK Shares shall be (x) listed on the New York Stock Exchange or any other exchange on which the Common Stock is then listed or the over the counter market and (y) duly authorized, validly issued and non-assessable, and the issuance of such PIK Shares shall not be subject to any preemptive or similar rights and (E) the Issuer’s Resale Registration Statement shall have been declared effective by the SEC subject to the requirements of the Registration Rights Agreement. If the foregoing conditions are not met and the Issuer otherwise has the ability to elect to pay PIK Interest, the Issuer may pay such PIK Interest as PIK Note Payments.

(iii)    For any Interest Payment Date on or prior to December 31, 2018, the Issuer shall be permitted to pay PIK Interest in its sole discretion. For any Interest Payment Date after December 31, 2018, if the Liquidity for such Interest Period shall:

(1)    equal or exceed $225.0 million, then the Issuer must pay Cash Interest on 100% of the principal amount of Notes outstanding, payable at the applicable Cash Interest Rate, and no PIK Interest may be paid;

(2)    equal or exceed $200.0 million but be less than $225.0 million, then the Issuer may, at its option, elect to pay interest on (x) 25% of the then outstanding principal amount of the Notes as PIK Interest, payable at the applicable PIK Interest Rate, and (y) 75% of the then outstanding principal amount of the Notes as Cash Interest, payable at the applicable Cash Interest Rate;

(3)    equal or exceed $175.0 million but be less than $200.0 million, then the Issuer may, at its option, elect to pay interest on (x) 50% of the then outstanding principal amount of the Notes as PIK Interest, payable at the applicable PIK Interest Rate, and (y) 50% of the then outstanding principal amount of the Notes as Cash Interest, payable at the applicable Cash Interest Rate;

(4)    equal or exceed $150.0 million but be less than $175.0 million, then the Issuer may, at its option, elect to pay interest on (x) 75% of the then outstanding principal amount of the Notes as PIK Interest, payable at the applicable PIK Interest Rate, and (y) 25% of the then outstanding principal amount of the Notes as Cash Interest, payable at the applicable Cash Interest Rate; or

(5)    be less than $150.0 million, then the Issuer shall be permitted to pay PIK Interest on 100% of the principal amount of Notes outstanding, payable at the applicable PIK Interest Rate.

(iv)    Cash Interest Rate. Cash Interest on the Notes shall accrue at a rate of 8.0% per annum and be payable in cash; provided that if the Requisite Shareholder Approvals are not obtained on or prior to the Requisite Shareholder Approval Deadline, Cash Interest on the Notes shall accrue at a rate of 15.0% per annum and be payable in cash; provided further that upon the occurrence and during the continuance of an Event of Default, the rate at which Cash Interest on the Notes accrues shall increase by an additional 2.0% per annum (the “Cash Interest Rate”). In the event the Requisite Shareholder Approvals are not obtained on or prior to the Requisite Shareholder Approval Deadline, the Issuer shall promptly provide written notice of such event to the Trustee and the Paying Agent.

(v)    PIK Interest Rate. Any PIK Interest on the Notes shall accrue at a rate of 11.0% per annum; provided that if the Requisite Shareholder Approvals are not obtained on or prior to the Requisite Shareholder Approval Deadline, PIK Interest on the Notes shall accrue at a rate of 20.0% per annum; provided further that upon the occurrence and during the continuance of an Event of Default, the rate at which PIK Interest on the Notes accrues shall increase by an additional 2.0% per annum (the “PIK Interest Rate”). In the event the Requisite Shareholder Approvals are not obtained on or prior to the Requisite Shareholder Approval Deadline, the Issuer shall promptly provide written notice of such event to the Trustee and the Paying Agent.

(vi)    Payment of PIK Interest.

(1)    PIK Interest shall be payable in PIK Shares in an amount calculated by the Issuer by dividing the outstanding balance of the accrued PIK Interest after giving effect to any interest to be paid in Cash Interest on the outstanding principal amount of the Notes by the 20-day volume weighted average price per share of the Issuer’s Common Stock on the New York Stock Exchange (or the over-the-counter market or other exchange on which the Common Stock is then listed) calculated as at the end of the three Trading Days prior to the Determination Date, rounded up to the nearest share of Common Stock. With respect to any PIK Share Payments, the Issuer shall deliver such PIK Shares in payment of PIK Interest to the Holders on the relevant Interest Payment Date. On the relevant Interest Payment Date, the Issuer shall deliver to the Trustee an Officers’ Certificate certifying that the issuance of PIK Shares as payment of all or a portion of PIK Interest on such Interest Payment Date has been made in accordance with the Indenture and Officers’ Certificate delivered to the Trustee with respect to such Interest Payment Date pursuant to Section 2.01(c)(viii).

(2)    PIK Note Payments shall be effected by issuing PIK Notes in certificated form in an aggregate principal amount equal to the percentage of PIK Interest to be paid on the principal amount of Notes held by each Holder on the relevant Record Date, after giving effect to any interest to be paid in Cash Interest, less any PIK Share Payment to be made on such Interest Payment Date (rounded up to the nearest $1.00), and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver such PIK Notes on the Interest Payment Date in certificated form for original issuance to the Holders of record on the relevant Record Date, as shown in the Note Register.

(3)    Any PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Note Payment will mature on March 20, 2022 and will be governed by, and subject to, the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Initial Notes. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Note Payment, the Notes shall accrue interest on such increased principal amount from and after the related Interest Payment Date on which such PIK Notes were issued.

(4)    PIK Share Payments shall be made by the Issuer to the respective Holders and certified to the Trustee in accordance with Sections 2.01(c)(vi)(1).

(5)    In the event that the Issuer is permitted to and elects to pay a portion of the interest on the Notes as Cash Interest and a portion as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests; provided that if the Issuer determines, in its sole discretion, that any PIK Share Payment would cause the condition in clause (c)(ii)(B) above to not be met, then the Issuer may elect, upon the prior written consent of the Eligible Holders representing a majority of the principal amount of Notes held by such Eligible Holders, to issue the maximum PIK Share Payments to the Holders of Notes (which need not be on a pro rata basis) such that the condition in clause (c)(ii)(B) would continue to be satisfied following the issuance of such PIK Shares and any remaining interest due after giving effect to such election shall be paid by the Issuer in PIK Notes. The Issuer shall provide the Trustee and the Holders with notice of any election pursuant to this Section 2.01(c)(vi)(5) at least five (5) Business Days’ prior to the applicable Interest Payment Date. Notwithstanding anything to the contrary contained herein, the Issuer shall not make PIK Payments on the Notes if any cash interest is paid pursuant to the 1.75 Lien Credit Agreement; provided, however, that the Issuer will be permitted to pay Cash Interest under the 1.75 Lien Credit Agreement solely to the extent any payment of interest in shares of Common Stock under the 1.75 Lien Credit Agreement would cause the condition in the 1.75 Lien Credit Agreement analogous to the condition set forth in clause (c)(ii)(B) not to be met and provided, further, however, that the Issuer shall be permitted to pay cash interest on the 1.75 Lien Credit Agreement for the interest payment due on June 20, 2017 and will not be required to pay cash interest on the Notes for the initial Interest Payment Date as a result thereof.

(vii)    The insufficiency or lack of funds available to the Issuer to pay Cash Interest as required pursuant to this Section 2.01(c) shall not permit the Issuer to pay PIK Interest in respect of any Interest Payment Date and the sole right of the Issuer to elect to pay PIK Interest shall be subject to the terms and conditions set forth in Section 2.01(c)(ii) and (iii).

(viii)    No later than the twentieth (20th) day prior to each Interest Payment Date, the Issuer shall deliver to the Trustee and the Paying Agent (if other than the Trustee) an Officers’ Certificate certifying (i) that the Issuer is permitted to pay PIK Interest in the amounts set forth in the notice on the Next Interest Payment Date in accordance with the Indenture and is electing to pay PIK Interest on the next Interest Payment Date, (ii) the amount of interest to be paid on the next Interest Payment Date, (iii) the amount of PIK Interest to be paid as PIK Notes, if any, on the next Interest Payment Date, (iv) the amount of PIK Interest to be paid as PIK Shares, if any, on the next Interest Payment Date and the number of PIK Shares, if any, to be issued in connection therewith and (v) if Cash Interest and PIK Interest will not be paid to the Holders on a pro rata basis, that the Issuer is electing to make such payments in accordance with Section 2.01(c)(vi)(5) hereof and the amount of Cash Interest, amount of PIK Notes and number of PIK Shares (and the amount of PIK Interest represented by such PIK Shares), as applicable, to be paid to each Holder on the next Interest Payment Date. The Trustee shall promptly deliver a copy of such notice to the Holders.

(ix)    Notwithstanding anything to the contrary, the payment of accrued and unpaid interest through the redemption or repurchase date in connection with any redemption or repurchase of the Notes as described under Sections 3.07, 4.10 and 4.14 shall be payable solely in cash at the applicable interest rate for such Interest Period or portion thereof.

(x)    In the event that any PIK Share Payment is made, the Issuer shall use its best efforts to keep a Resale Registration Statement continuously effective until such time as no PIK Shares are held by any Holder, subject to any rights to delay or suspend or limit such registration pursuant to the Registration Rights Agreement.

(xi)    Interest shall be computed on the basis of a 360-day year comprised of twelve (12) 30-day months.

Section 2.02.    Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes.

In addition, in connection with the election to pay PIK Interest (upon the terms and conditions set forth herein and in the Notes), the Issuer may deliver PIK Notes executed by the Issuer to the Trustee for authentication, together with an Authentication Order for authentication and delivery of PIK Notes, specifying the principal amount of and Holder of each Note, directing the Trustee to authenticate the PIK Notes and deliver the same to the persons in such order certifying the issuance of such Notes is permitted under this Indenture and the Trustee in accordance with such Authentication Order shall authenticate and deliver such PIK Notes.

Notwithstanding anything to the contrary in this Indenture, if a PIK Note Payment has been made, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03.    Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (including the name and address of each Holder, and such Holder’s right to the principal of, and sated interest on, the Notes) (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Section 2.04.    Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. Upon request by the Issuer in respect of an

Interest Payment Date, the Trustee shall furnish to the Issuer no later than two Business Days after the related Record Date, a list of names, addresses, federal tax identification numbers and principal amounts of Notes held by the Holders as of such Record Date. Upon request by the Issuer, in respect of any date that is not an Interest Payment Date, the Trustee shall furnish such information to the Issuer within two Business Days of such request. If the Trustee is not the Registrar, upon request the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may require of the names and addresses of the Holders of Notes.

Section 2.06.    Transfer and Exchange.

(a)    Upon request by a Holder and such Holder’s compliance with the provisions of this Section 2.06(a) and Section 2.13 (including, without limitation, the receipt by the Registrar of a Confirmation Notice consenting to any Transfer subject to Section 2.13), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(a):

(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(1)    if the transfer shall be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2)    if the transfer shall be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(3)    if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(1)    the Registrar receives the following:

(i)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto; or

(ii)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(b)    Legends.

(i)    The following legends (the “Private Placement Legend”) shall appear on the face of all Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF EXCO RESOURCES, INC. (THE “ISSUER”) THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ALL APPLICABLE U.S. STATE SECURITIES LAWS, AND IN CASE (IV) SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (B) THE HOLDER SHALL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THIS NOTE IS SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL.

THIS LEGEND CAN ONLY BE REMOVED IN THE DISCRETION OF THE ISSUER.”

Notwithstanding the foregoing, any Definitive Note issued pursuant to subparagraph (a)(ii) or (a)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)    The following legends shall appear on the face of the Notes issued under this Indenture:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”)) FOR U.S. FEDERAL INCOME TAX PURPOSES, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT CHIEF FINANCIAL OFFICER AT EXCO RESOURCES, INC. 12377 MERIT DRIVE, SUITE 1700 DALLAS, TEXAS.”

(iii)    Any PIK Shares shall, if required by applicable law be issued with such restrictive legends as the Issuer shall determine are required; provided, that no legends shall be required if such PIK Shares are issued pursuant to an effective Resale Registration Statement.

(c)    General Provisions Relating to Transfers and Exchanges.

(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)    No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)    Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)    All Definitive Notes issued upon any registration of transfer or exchange of Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Notes surrendered upon such registration of transfer or exchange.

(v)    The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)    Each Holder of a Note agrees to indemnify the Issuer, the Trustee and the Registrar against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities laws.

Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture (including Section 2.13 hereof) or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07.    Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receive proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Subsidiary of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10.    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits accorded to Holders of Notes under this Indenture.

Section 2.11.    Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its standard procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuer, upon the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.    Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least fifteen (15) days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.    Consent Right; Right of First Refusal; Tag-Along Rights.

(a)    Each Holder agrees that it shall not, without the prior written consent of Eligible Holders representing a majority of the principal amount of Notes held by such Eligible Holders (which consent may be withheld in the sole and absolute discretion of the Eligible Holders), sell, assign or otherwise transfer or dispose of Notes (such sale, assignment or other transfer or disposition of any kind (other than a sale, assignment or other transfer or disposition of any kind to an Affiliate of such Holder), a “Transfer”) at any time prior to March 20, 2019. Each Holder, by accepting or purchasing any Notes, is deemed to acknowledge, and agree to be bound by, the provisions of this Section 2.13.

(b)    In the event that any Holder (a “Transferor”) proposes to Transfer any of its Notes at any time on or after March 20, 2019, Eligible Holders shall have (i) a right to purchase all or any portion of such Holder’s Notes subject to such Transfer (a “Right of First Refusal”); or

(ii) the Tag-Along Rights as defined below; provided that in the event of a Transfer to the Issuer or any of its Subsidiaries (an “Issuer Transfer”), the foregoing shall not apply but the Issuer or such Subsidiary shall only be permitted to complete the Issuer Transfer if the Issuer or such Subsidiary repurchases Notes from any Eligible Holders that elect to have their Notes purchased on a pro rata basis in connection with the proposed Issuer Transfer at the same price such Notes are proposed to be purchased in the Issuer Transfer (which price, for the avoidance of doubt may be at below par and/or below the redemption price which may be applicable at such time). The Eligible Holders shall have the right to elect to Transfer Notes to the Proposed Transferee (as defined herein) on the same terms as the Transferor’s proposed Transfer in an amount equal to the aggregate principal amount of Notes the Proposed Transferee (as defined herein) actually proposes to purchase as set forth in the Transfer Notice (as defined herein) multiplied by a fraction, the numerator of which shall be the aggregate principal amount of Notes held by such Transferor and the denominator of which shall be the aggregate principal amount of Notes held by the Transferor and the Eligible Holders electing to exercise their Tag-Along Rights (the “Tag-Along Rights”) and such Transferor shall have the amount of its Offered Notes Transferred to such Proposed Transferee reduced by such amount.

(c)    In the event of any proposed Transfer pursuant to clause (a) or (b) above, the Transferor shall deliver to the Eligible Holders (with a copy to the Trustee) a written notice (the “Transfer Notice”) stating: (i) the Transferor’s intention to Transfer such Notes (the “Offered Notes”); (ii) the name, address and phone number of each proposed purchaser or other transferee (the “Proposed Transferee”); (iii) the aggregate principal amount of Offered Notes to be Transferred to each Proposed Transferee; and (iv) the bona fide cash price for which the Transferor proposes to Transfer the Offered Notes (the “Offered Price”); and (v) a request that the Eligible Holders make an election, if any, to exercise their Right of First Refusal or Tag-Along Rights. Any Transfer Notice to the Eligible Holders shall be delivered to each of the Eligible Holders (with a copy to the Trustee) at their respective addresses set forth in Exhibit E hereto.

(d)    Within ten (10) Business Days (the “Notice Period”) after the Eligible Holders receive a Transfer Notice, the Eligible Holders shall deliver to the Transferor (with a copy to the Trustee) a written notice (a “Confirmation Notice”) stating whether the Eligible Holders are electing to exercise their Right of First Refusal or Tag-Along Rights.

(e)    If any Eligible Holders elect to exercise their Right of First Refusal, participating Eligible Holders shall be entitled to purchase, at the Offered Price, their pro rata share of Offered Notes based on the aggregate principal amount of Notes held by each Eligible Holder as of the Issue Date. Payment of the purchase price for the Offered Notes purchased by an Eligible Holder exercising its Right of First Refusal shall be made directly to the Transferor within five (5) Business Days after the end of the Notice Period.

(f)    If any Eligible Holders elect to exercise their Tag-Along Rights, participating Eligible Holders (“Tag-Along Holders”) shall be entitled to Transfer, at the Offered Price, their pro rata share of Offered Notes in accordance with clause (b) above. To the extent that any Proposed Transferee refuses to purchase Notes from a Tag-Along Holder exercising its Tag-Along Rights hereunder, such Transferor shall not Transfer to such Proposed Transferee any Notes unless and until, simultaneously with such Transfer, such Proposed Transferee shall purchase such Notes from such a Tag-Along Holder on the same terms and conditions specified in the Transfer Notice.

(g)    If the Eligible Holders decline to exercise their Right of First Refusal with respect to all or any portion of the Offered Notes (the “Unexercised Notes”), then the Transferor shall be permitted to Transfer such Unexercised Notes to the Proposed Transferee, subject to any Tag-Along Rights, at the Offered Price provided that such Transfer (i) is consummated within five (5) Business Days after the end of the Refusal Period; (ii) is on terms no more favorable than the terms proposed in the Transfer Notice; and (iii) is otherwise completed in accordance with Section 2.06 hereof. If the Offered Notes are not so Transferred during such five (5) Business Day period, then the Transferor may not Transfer any of such Offered Notes without complying again in full with the provisions of this Indenture.

ARTICLE 3

REDEMPTION

Section 3.01.    Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five (5) Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 hereof but not more than sixty (60) days before a redemption date, an Officers’ Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02.    Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (a) if the Issuer notifies the Trustee that the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis or (c) to the extent that selection on a pro rata basis is not practicable by lot or by such other method the Trustee considers fair and appropriate. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than sixty (60) days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of at least $2,000 or whole multiples of $1,000 in excess thereof (or if a PIK Note Payment has been made, Notes may be redeemed in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). No Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased (or if a PIK Note Payment has been made, the Notes may be redeemed in minimum denominations of $1.00 and any integral multiple in excess thereof). Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.    Notice of Redemption.

Subject to Section 3.09 hereof, the Issuer shall deliver electronically or mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least thirty (30) days but not more than sixty (60) days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address (with a copy to the Trustee), except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with Article 7 or Article 11 hereof. Except as set forth in Section 3.07 hereof, notices of redemption may not be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the redemption date;

(b)    the redemption price;

(c)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)    if in connection with a redemption pursuant to Section 3.07 hereof, any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five (5) Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be delivered or mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04.    Effect of Notice of Redemption.

Once notice of redemption is delivered or mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date, unless such redemption is conditioned on the happening of a future event at the redemption price. The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05.    Deposit of Redemption or Purchase Price.

Prior to 11:00 a.m. (Eastern Time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date (including any PIK Notes). The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (or if a PIK Note Payment has been made, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07.    Optional Redemption.

(a)    At any time prior to March 20, 2018, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)    On and after March 20, 2018, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant

Interest Payment Date, if redeemed during the twelve-month period beginning on March 20 of each of the years indicated below:

Year	Percentage
2018	108.000%
2019	104.000%
2020	102.000%
2021 and thereafter	100.000%

(c)    Any redemption or notice of any redemption pursuant to this Section 3.07 may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an offering or other corporate transaction or event.

(d)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof and shall be made on a pro rata basis between the Initial Notes and PIK Notes, subject to adjustment in a manner that most nearly approximates a pro rata basis.

Section 3.08.    Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09.    Offer to Repurchase by Application of Net Cash Proceeds.

(a)    In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)    The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Net Cash Proceeds, as applicable (the “Offer Amount”), to the purchase of Notes and, if required pursuant to Section 4.10(c), or, if less than the Offer Amount has been tendered, all Notes, Senior Priority Lien Debt and Priority Lien Debt tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)    Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Senior Priority Lien Debt and Priority Lien Debt, if required. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)    the Offer Amount, the purchase price and the Purchase Date;

(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 or whole multiples of $1,000 in excess thereof only (or if a PIK Note Payment has been made, the Notes may be purchased in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed to the Issuer or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)    that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)    that, if the aggregate principal amount of Notes, Senior Priority Lien Debt and Priority Lien Debt surrendered by the holders thereof exceeds the Offer Amount, the Issuer shall select the Notes, the Senior Priority Lien Debt and the Priority Lien Debt to be purchased pursuant to Section 4.10 (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased (or if a PIK Note Payment has been made, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof); provided that no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased) (or if a PIK Note Payment has been made, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof); and

(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered representing the same indebtedness to the extent not repurchased.

(e)    On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)    The Issuer or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (or if a PIK Note Payment has been made, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 by virtue thereof.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01.    Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and cash interest or issue PIK Notes or PIK Shares, if applicable, to pay the PIK Interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, cash interest or any PIK Notes or PIK Shares sufficient to pay all PIK Interest on the Notes shall be considered paid on the date due if (i) the Paying Agent, if other than the Issuer or a Subsidiary, in the case of cash payments, holds as of 11:00 a.m. Eastern Time on the due date, money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due, (ii) if PIK Interest is payable in the form of PIK Notes, the Trustee has received delivery of an Authentication Order on or prior to the date the payment is due of any PIK Notes to be authenticated and delivered sufficient to pay all PIK Interest then due and (iii) if PIK Interest is payable in the form of PIK Shares, the Trustee has received an Officers’ Certificate pursuant to Section 2.01(c)(vi)(1).

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.    Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for the purpose of effecting service of legal process on the Issuer.

Section 4.03.    Reports and Other Information.

So long as any Notes are outstanding, the Issuer shall furnish to the Trustee and, upon request, to Holders a copy of all of the information and reports referred to in clauses (a) and (b) below:

(a)    within ninety (90) days after the end of each fiscal year of the Issuer, the audited consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations, stockholders’ equity and cash flows of the Issuer and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants registered with the PCAOB (and following the fiscal year ending December 31, 2017, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied; provided, that if the Issuer has established any Unrestricted Subsidiaries, such consolidated statements shall be accompanied by a balance sheet as of such date, and a statement of income and cash flows for such period, reflecting on a combined basis, for Restricted Subsidiaries and on a combined basis for Unrestricted Subsidiaries, the consolidating entries for each of such types of Subsidiaries;

(b)    within forty-five (45) days after the end of each fiscal quarter of the Issuer, the consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations and cash flows of the Issuer and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified pursuant to an Officers’ Certificate as presenting fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that if the Issuer has established any Unrestricted Subsidiaries, such consolidated statements shall be accompanied by a balance sheet as of such date, and a statement of income and cash flows for such period, reflecting on a combined basis, for Restricted Subsidiaries and on a combined basis for Unrestricted Subsidiaries, the consolidating entries for each of such types of Subsidiaries;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, an Officers’ Certificate certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Issuer or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Issuer to its shareholders generally, as the case may be; provided, however that this clause (d) shall be deemed satisfied by the filing with the SEC of the documentation required within the time periods specified in the applicable rules and regulations of the SEC;

(e)    as soon as available, the Reserve Report required pursuant to Section 4.23 together with an Officers’ Certificate certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(f)    promptly, but in any event within five (5) Business Days after the designation thereof, any designation of any Subsidiary as an Unrestricted Subsidiary by the Board of Directors of the Issuer.

Concurrently with the distribution of the financial statements required under clause (a) and (b), the Issuer shall provide notice of the date and time of a conference call with Holders to discuss such financial information, which conference calls the Issuer shall host not later than ten (10) Business Days after such distribution (provided that any conference call hosted by the Issuer which is generally available to holders of its debt or equity securities shall satisfy this covenant).

In addition, the Issuer shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act or contain a restricted Securities Act legend.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the receipt by any Trustee of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04.    Compliance Certificate.

(a)    The Issuer shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge).

(b)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary give any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five (5) Business Days) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officers’ Certificate specifying such Default and the action which the Issuer proposes to take with respect thereto.

Section 4.05.    Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.    Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.    Limitation on Restricted Payments.

(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(1)    a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(2)    immediately after giving effect to such Restricted Payment, on a pro forma basis, the Consolidated Coverage Ratio is equal to or less than 2.25 to 1.0; or

(3)    the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (excluding Restricted Payments permitted by clauses (3), (5), (6), (7), (8), (9), (10) and (13) (other than, in the case of such clause (13), Restricted Payments in the form of dividends) of Section 4.07.(b)) would exceed the sum of (without duplication):

(i)    100% of the aggregate Net Cash Proceeds and 100% of the fair market value (as determined by the Board of Directors in good faith) of property other than cash received by the Issuer from the issuance or sale of its Capital Stock or of debt securities of the Issuer that have been converted into or exchanged for such Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale financed directly or indirectly with Indebtedness to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Issuer from its shareholders subsequent to the Issue Date; plus

(ii)    the amount by which Indebtedness is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the fair market value of any other property, distributed by the Issuer upon such conversion or exchange) provided, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Issuer or, in the case of a sale financed directly or indirectly with Indebtedness, to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees); plus

(iii)    an amount equal to the sum of (A) the net reduction in the Investments (other than Permitted Investments) made subsequent to the Issue Date by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Issuer or any Restricted Subsidiary; provided, that such amount shall not exceed the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person, and (B) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary or is sold; provided, that (x) such amount shall not exceed, in the case of any Unrestricted Subsidiary other than the Marcellus Midstream Owner, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and (y) in the case of the Marcellus Midstream Owner, the amount of any Permitted Investments made since the Issue Date by the Issuer or any Restricted Subsidiary in the Marcellus Midstream Owner shall be deducted from such amount; and provided, further, that such amounts under this clause (iii) may not be applied toward Restricted Payments of the types described in clauses (a) and (b) of the definition thereof.

(b)    The provisions of Section 4.07.(a) shall not prohibit:

(1)    the payment of any dividends by the Issuer within sixty (60) days after the date of declaration thereof, if at such date of declaration such dividend would have complied with this Section 4.07 (and such payment shall be deemed to be paid on the date of payment for purposes of any calculation required by this Section 4.07;

(2)    any Restricted Payment made out of the Net Cash Proceeds of a substantially concurrent sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) of Capital Stock (other than Disqualified Stock) or a cash capital contribution received by the Issuer from its shareholders; provided, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.07(a)(3)(i);

(3)    the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Issuer or any Guarantor, Existing Unsecured Notes, Senior Debt, Junior Priority Lien Debt or Junior Lien Debt, in each case with the Net Cash Proceeds from or in exchange for Indebtedness constituting Refinancing Indebtedness permitted to be Incurred under Section 4.09 or in exchange for an issuance of Capital Stock of the Issuer (other than Disqualified Stock);

(4)    the payment of any dividend or other distribution by a wholly-owned Restricted Subsidiary of the Issuer to the Issuer or another wholly-owned Restricted Subsidiary;

(5)    so long as no Default or Event of Default has occurred and is continuing, Restricted Payments to effect the repurchase or other acquisition of shares of Capital Stock of the Issuer or any of its Subsidiaries from employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or heirs, estates or other permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements or management equity subscription agreements), stock options or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancelation of Indebtedness) shall not exceed $2,000,000 in any 12-month period plus any unused amount permitted under this clause (5) for the immediately preceding year, but not to exceed $3,000,000 in any 12-month period;

(6) (i) repurchases, redemptions or other acquisitions of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof and (ii) repurchases or other acquisitions of Capital Stock made in lieu of withholding taxes in connection with any such exercise or exchange; provided that the aggregate amount of such repurchases, redemptions or acquisitions to satisfy federal income tax obligations shall not exceed $2,000,000 in any 12-month period;

(7)    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, that any such cash payment shall not be for the purpose of evading this Section 4.07 (as determined in good faith by the Board of Directors);

(8)    payments of intercompany Indebtedness that was permitted to be Incurred under this Indenture; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result therefrom;

(9)    payments to dissenting stockholders (i) pursuant to applicable law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture;

(10)    repurchases, redemptions or other acquisitions of value of Existing Unsecured Notes in exchange for Junior Lien Debt to the extent permitted to be Incurred under Section 4.09 (b)(3) and/or with the Net Cash Proceeds of any such Junior Lien Debt; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result immediately therefrom;

(11)    repurchases, exchanges, redemptions or other acquisitions of value of Existing Unsecured Notes for consideration for all such repurchases, exchanges, redemptions or acquisitions not exceeding $70,000,000 in the aggregate since the Issue Date; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result immediately therefrom; provided further that before giving effect to such repurchase, exchange, redemption or other acquisition for value, the Issuer shall have Liquidity of at least $200,000,000;

(12)    repurchases, exchanges, redemptions or other acquisitions of value of the 2018 Notes for consideration for all such repurchases, exchanges, redemptions or acquisitions not exceeding $25,000,000 in the aggregate since the Issue Date; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result immediately therefrom; or

(13)    other Restricted Payments not to exceed $25,000,000 in the aggregate; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result immediately therefrom.

(c)    For purposes of determining compliance with this Section 4.07, at the time a Restricted Payment is made, the Issuer shall be entitled to divide and classify such Restricted Payment in more than one of the types of Restricted Payments described above. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Issuer or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The amount of any Restricted Payment paid in cash shall be equal to its face amount. The fair market value of any assets or securities that are required to be valued at the time of such Restricted Payment by this Section 4.07 shall be evidenced by the certificate of a Responsible Officer which shall be delivered to the Trustee not later than ten (10) Business Days following the date of the making of any Restricted Payment. Such certificate shall state that such Restricted Payment is permitted together with a copy of any related resolutions of the Board of Directors.

(d)    Notwithstanding anything to the contrary contained herein, the Issuer shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (1) repurchase, exchange, redeem or otherwise acquire for value or Refinance any Existing Unsecured Notes in exchange for, or with the Net Cash Proceeds of, any Indebtedness other than (i) Junior Lien Debt in reliance on Section 4.07(b)(3), (ii) additional unsecured Indebtedness (provided that such unsecured Indebtedness does not mature prior to ninety-one (91) days after the Stated Maturity of the Notes) (in the case of each of clauses (i) and (ii), to the extent such Indebtedness is permitted to be Incurred under this Indenture) or (iii) with the issuance of Capital Stock of the Issuer (other than Disqualified Stock) or (2) repurchase, exchange, redeem or otherwise acquire for value or Refinance any Junior Priority Lien Debt, Junior Lien Debt or Senior Debt (other than the Existing Unsecured Notes) in exchange for, or with the Net Cash Proceeds of, any Senior Priority Lien Debt or Priority Lien Debt. For the avoidance of doubt, nothing in this clause (d) shall prohibit repurchases of any Existing Unsecured Notes otherwise permitted under this Section 4.07 for cash; provided, however, that any such repurchase shall also comply with Section 4.26 hereof.

Section 4.08.    Limitation on Restrictions on Distributions from Restricted Subsidiaries.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)    pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer; provided that the priority of any Preferred Stock in receiving dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction of the ability to make distributions of Capital Stock;

(b)    make any loans or advances to the Issuer; provided that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction of the ability to make loans or advances; or

(c)    transfer any of its Property or assets to the Issuer,

except with respect to clauses (a), (b) and (c) above:

(1)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date including, for the avoidance of doubt, the First Lien RBL Credit Agreement, this Indenture, the Notes and the Guarantees thereof, the 1.75 Lien Credit Agreement, the Second Lien Credit Agreement and the Existing Unsecured Notes;

(2)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary, or otherwise binding on such Restricted Subsidiary, on or prior to the date on which such Restricted Subsidiary was acquired or was so designated by the Issuer or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, and other than any encumbrance or restriction entered into in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(3)    any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) above; provided, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such Refinancing agreement or amendment are no more restrictive than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(4)    any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its Property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the Property or assets subject to such restrictions) pending the closing of such sale or disposition;

(5)    customary encumbrances and restrictions contained in agreements of the type described in the definition of the term “Permitted Business Investments”;

(6)    any encumbrance or restriction pursuant to an agreement relating to any Capital Lease Obligations or purchase money Indebtedness, in each case not Incurred in violation of this Indenture; provided, that with respect to purchase money Indebtedness or Capital Lease Obligations, such restrictions relate only to the Property financed with such Indebtedness;

(7)    any encumbrance or restriction pursuant to provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

(8)    any encumbrance or restriction existing pursuant to applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(9)    any encumbrance or restriction pursuant to supermajority voting requirements under corporate charters, bylaws, stockholders agreements and similar documents and agreements; and

(10)    any encumbrance or restriction pursuant to an instrument or agreement governing Indebtedness permitted by the terms of this Indenture to be Incurred by a Restricted Subsidiary to fund, in whole or in part, the acquisition of any Property or assets; provided such Indebtedness is repaid or otherwise refinanced in full with Refinancing Indebtedness on or prior to the date twelve (12) months after the date such Indebtedness was initially Incurred; and

and except, with respect to clause (c) only:

(1)    any encumbrance or restriction consisting of customary non-assignment provisions (including provisions forbidding subletting) in leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements to the extent such provisions restrict the transfer of the lease or the Property leased thereunder;

(2)    any encumbrance or restriction contained in Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the Property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments;

(3)    Permitted Liens or Liens securing Indebtedness otherwise permitted to be Incurred pursuant to Section 4.12 that limit the right of the Issuer or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(4)    customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(5)    customary restrictions on the subletting, assignment or transfer of any Property or asset that is subject to a lease, license, sub-license or similar contract, or the assignment or transfer of any such lease, license, sub-license or other contract;

(6)    encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Issuer and the Restricted Subsidiaries to realize the value of, Property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary; and

(7)    any encumbrance or restriction pursuant to provisions with respect to the disposition or distribution of assets or Property in operating agreements, sale-leaseback agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business.

Section 4.09.    Limitation on Indebtedness.

(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness, and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer shall be entitled to Incur Indebtedness and issue shares of Disqualified Stock, and any Guarantor may Incur Indebtedness, issue shares of Disqualified Stock and issue shares of Preferred Stock to the extent permitted pursuant to Section 4.09(b).

(b)    Section 4.09.(a) shall not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)    the Incurrence of Senior Priority Lien Debt by the Issuer or any Guarantor, including Senior Priority Lien Debt consisting of Refinancing Indebtedness Incurred to refinance, refund or replace any such Indebtedness, in each case, to the extent subject to and not prohibited by the Intercreditor Agreement; provided that immediately after giving effect to such Incurrence (and the application of proceeds therefrom) the aggregate amount of all such Indebtedness Incurred under this clause (1) and then outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof), when combined with the aggregate amount of all other Senior Priority Lien Obligations then outstanding, does not exceed $200,000,000 plus any Hedging Obligations constituting Senior Priority Lien Debt; provided, further, that immediately after giving effect to such Incurrence (and the application of proceeds therefrom) the aggregate amount of all such Indebtedness Incurred under this clause (1) and then outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof), when combined with the aggregate amount of all other Senior Priority Lien Obligations then outstanding, with respect to the First Lien RBL Credit Agreement (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) and any Replacement Credit Facility, without the prior written consent of the Requisite Lead Holders, does not exceed $150,000,000 plus any Hedging Obligations constituting Senior Priority Lien Debt;

(2)    the Incurrence by the Issuer and the Guarantors of (x) the Indebtedness represented by the Initial Notes and any Guarantee thereof Incurred on the Issue Date or any PIK Notes issued from time to time in respect of any PIK Interest in accordance with the terms of this Indenture, including any Guarantee thereof, and (y) to the extent subject to and not prohibited by the Intercreditor Agreement, other Priority Lien Debt, including Priority Lien Debt consisting of Refinancing Indebtedness Incurred to refinance, refund or replace Indebtedness Incurred pursuant to this clause (2), in an aggregate amount outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) under this clause (2) not to exceed $300,000,000 plus the aggregate principal amount of any PIK Notes issued from time to time in respect of any PIK Interest in accordance with the terms of this Indenture;

(3)    the Incurrence by the Issuer or any Guarantor of (x) Junior Priority Lien Debt represented by the 1.75 Lien Credit Agreement Incurred on the Issue Date and, to the extent subject to and not prohibited by the Intercreditor Agreement, Junior Priority Lien Debt consisting of Refinancing Indebtedness Incurred to refinance, refund or replace Indebtedness Incurred pursuant to this clause (x), (y) Junior Lien Debt represented by the Second Lien Credit Agreement after giving effect to the Transactions and, to the extent subject to and not prohibited by the Intercreditor Agreement, Junior Lien Debt consisting of Refinancing Indebtedness Incurred to refinance, refund or replace Indebtedness Incurred pursuant to the immediately preceding clause (x) or this clause (y) and (z) Junior Lien Debt, to the extent subject to and not prohibited by the Intercreditor Agreement, or Senior Debt, in each case, consisting of Refinancing Indebtedness Incurred to refinance the Existing Unsecured Notes;

(4)    Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary; provided, that (i) any subsequent issuance or transfer of any Equity Interests which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon not permitted by this clause (4), (ii) if the obligor with respect to such Indebtedness is not the Issuer nor a Guarantor and the Issuer or any Guarantor is the obligee, such Indebtedness shall be subject to the limitation set forth in clause (a)(iv) of the definition of “Permitted Investment” and (iii) if the Issuer or a Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full in cash of all Obligations of such obligor pursuant to a subordinated intercompany note;

(5)    Indebtedness (other than Indebtedness Incurred pursuant to clauses (1), (2) or (3) of this Section 4.09(b)) outstanding on the Issue Date after giving effect to the Transactions;

(6)    Permitted Acquisition Indebtedness;

(7)    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clauses (5), (6) or (12) of this Section 4.09.(b) or this clause (7); provided, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8)    Hedging Obligations of the Issuer or any Restricted Subsidiary pursuant to contracts entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(9)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, banks’ acceptances and obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(10)    Indebtedness of the Issuer or any Restricted Subsidiary (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) pursuant to Cash Management Obligations Incurred in the ordinary course of business;

(11)    Non-Recourse Purchase Money Indebtedness at any time outstanding not to exceed $25,000,000;

(12)    any Guarantee by the Issuer or any Guarantor of Indebtedness or other obligations of the Issuer or any Guarantor so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Guarantor is permitted to be Incurred under this covenant, or any Guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer so long as the Incurrence of such Indebtedness by the Issuer is permitted under this covenant;

(13)    in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business

(14)    Indebtedness of the Issuer or any Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations Incurred to finance all or any part of the design, development, installation, construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries not more than one-hundred eighty (180) days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment, in an aggregate principal amount which, in an aggregate principal amount outstanding, taken together with all Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding $20,000,000;

(15)    Permitted Marketing Obligations;

(16)    Indebtedness of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Issuer and the Restricted Subsidiaries;

(17)    Guarantees by the Issuer of the obligations of EOC to pay the BG Development Costs under Section 2.3 of the BG Joint Development Agreement with respect to Oil and Gas Properties owned by the Issuer or the Guarantors or any of the Issuer’s Unrestricted Subsidiaries;

(18)    Guarantees by the Issuer of the obligations of certain of its Subsidiaries to pay such Subsidiaries’ share of the Marcellus Development Costs with respect to the Marcellus JV Oil and Gas Assets in accordance with the terms of the Marcellus JV Documents;

(19)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Issuer or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(i)    the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition; and

(ii)    such Indebtedness is not reflected on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (19)); and

(20)    Indebtedness of, or Disqualified Stock issued by, the Issuer or any Restricted Subsidiary or Preferred Stock issued by any Restricted Subsidiary not otherwise permitted pursuant to this clause (b), in an aggregate principal amount not to exceed at any time outstanding $20,000,000; and

(21)    Indebtedness arising from Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness Incurred in connection with Permitted Business Investments at any time outstanding not to exceed $60,000,000;

(c)    Notwithstanding the foregoing, neither the Issuer nor any Guarantor shall Incur any Indebtedness pursuant to Section 4.09.(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Indebtedness of the Issuer or a Guarantor unless such Indebtedness shall be subordinated to the Indebtedness or to the applicable Guarantee to at least the same extent as such Subordinated Indebtedness.

(d)    For purposes of determining compliance with this Section 4.09: (1) all Indebtedness outstanding under the First Lien RBL Credit Agreement or under any Replacement Credit Facility shall be deemed Incurred under Section 4.09.(b)(i)(1); (2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with this Section 4.09 and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; (3) at the time of Incurrence, the Issuer shall be entitled to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) an item of Indebtedness in more than one of the types of Indebtedness described above; (4) Guarantees of or obligations in respect of letters or credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; (5) if obligations in respect of letters of credit are Incurred pursuant to the First Lien RBL Credit Agreement and are being treated as Incurred pursuant to Section 4.09.(b)(i)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included; (6) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (7) Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been Incurred by the Issuer and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.

(e)    For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to Dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in Dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

Section 4.10.    Fundamental Changes and Dispositions.

(a)    The Issuer will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions, including any Asset Sale) all or any substantial part of its assets, or any of its Oil and Gas Properties or any of the Equity Interests of any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, the Issuer or any Restricted Subsidiary may sell Hydrocarbons produced from its Oil and Gas Properties in the ordinary course of business, and if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(1)    any Restricted Subsidiary may merge into the Issuer in a transaction in which the Issuer is the surviving entity;

(2)    (i) the Issuer may merge into any Guarantor or any Guarantor may merge into any other Guarantor (provided that, in the case of the Issuer, the Issuer shall be the surviving entity); (ii) any Non-Guarantor Restricted Subsidiary may merge into any other Non-Guarantor Restricted Subsidiary and (iii) any Subsidiary that is not a Guarantor may merge into the Issuer or any Guarantor in a transaction in which the surviving entity is the Issuer or such Guarantor;

(3)    any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Issuer or to another Restricted Subsidiary; provided, that the aggregate fair market value of all assets sold, transferred, leased or otherwise disposed of by the Issuer or any Guarantor, other than to the Issuer or any other Guarantor, during the term of this Indenture pursuant to this clause (3) shall not exceed $10,000,000 in the aggregate;

(4)    the Issuer may sell, transfer, lease or otherwise dispose of its assets to any Guarantor;

(5)    any Restricted Subsidiary may liquidate or dissolve if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer and such Restricted Subsidiary and is not materially disadvantageous to interests of the Holders;

(6)    the Issuer or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Issuer or any of its Restricted Subsidiaries or that is being replaced by equipment of comparable value and utility;

(7)    subject to clause (b) below, to the extent permitted under the terms of the First Lien RBL Credit Agreement and the other Senior Priority Lien Documents, the Issuer or any Restricted Subsidiary may Dispose of Oil and Gas Properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise) so long as:

(i)     the Issuer or such Restricted Subsidiary receives consideration (including by way of relief from, or by any Person assuming responsibilities for any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors or an executive officer of the Issuer or such Restricted Subsidiary with the responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision, of the shares and assets subject to such Asset Sale; and

(ii)     unless such Disposition is in connection with a joint development arrangement, drilling agreement or similar arrangement contemplating a contribution or conveyance of Oil and Gas Properties in exchange for a commitment to bear future development costs in respect of such Oil and Gas Properties, at least 85% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the following are deemed to be cash or Cash Equivalents: (i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than (1) liabilities that are subordinated to the Obligations, (2) Junior Priority Lien Obligations, (3) Junior Lien Obligations or (4) Senior Debt) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Issuer or such Restricted Subsidiary from all further liability; (ii) securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted within one-hundred eighty (180) days by the Issuer or such Restricted Subsidiary into cash, to the extent of cash received in that conversion; and (iii) accounts receivable of a business retained by the Issuer or any Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable (c) are not past due more than thirty (30) days and (y) do not have a payment greater than ninety (90) days from the date of the invoice creating such accounts receivable.

provided, that for purposes of this clause (a)(7), the Issuer or any Guarantor may not sell, transfer, lease, exchange, abandon or otherwise Dispose of (in one transaction or a series of related transactions) all or substantially all of the Oil and Gas Properties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise) without the prior written consent of all of the Holders.

(8)    the Issuer may consummate the following Dispositions:

(i)    the sale, transfer or assignment by the Issuer, EXCO PA, EXCO WV or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Issuer, EXCO PA, EXCO WV or any other Restricted Subsidiary in the Appalachian Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the Marcellus JV Documents; and

(ii)    the sale, transfer or assignment by the Issuer, EOC or any other Restricted Subsidiary of an undivided interest in Oil and Gas Properties acquired by the Issuer, EOC or any other Restricted Subsidiary in the East Texas/North Louisiana Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the BG Joint Development Agreement.

(b)    Within three hundred sixty (360) days after the Issuer or any Restricted Subsidiary receives Net Cash Proceeds in respect of any Asset Sale or Disposition of any Oil and Gas Properties at any time (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to clause (a) above or otherwise) (the “Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply such Net Cash Proceeds to:

(1)    acquire property, plant and equipment or any business entity used or useful in carrying on the business of the Issuer and its Restricted Subsidiaries or to improve or replace any existing property of the Issuer and its Restricted Subsidiaries used or useful in carrying on the business of the Issuer and its Restricted Subsidiaries (the foregoing, collectively, “replacement assets”), or to make capital expenditures in Oil and Gas Properties; provided, that any Net Cash Proceeds attributable to a Disposition of an asset owned by the Issuer or any Guarantor must be reinvested in replacement assets owned by the Issuer or one or more Guarantors or to make capital expenditures in Oil and Gas Properties owned by the Issuer or one or more Guarantors;

(2)    make an offer (an “Asset Sale Offer”) an offer to all Holders of the Notes in accordance with the procedures set forth in Section 3.09 hereof, and, if required by the terms of any Senior Priority Lien Debt and any other Priority Lien Debt, to the holders of such Senior Priority Lien Debt and any Priority Lien Debt, to purchase the maximum aggregate principal amount of Notes and such Senior Priority Lien Debt and any Priority Lien Debt that may be purchased out of the Net Cash Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date fixed for the closing of such offer, on a pro rata basis, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Senior Priority Lien Debt and any Priority Lien Debt.;

(3)    to permanently repay, redeem or repurchase (and permanently reduce the commitments with respect to) any Senior Priority Lien Debt and other outstanding Senior Priority Lien Obligations; or

(4)    any combination of the foregoing.

(c)    The Issuer will not, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Issuer and its Restricted Subsidiaries on the date of execution of this Indenture and businesses reasonably related thereto.

Section 4.11.    Transactions with Affiliates.

(a)    The Issuer will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (an “Affiliate Transaction”), (1) except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Issuer or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Issuer and any Guarantor not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 4.07 or (iv) Permitted Investments of the kind referred to in clauses (a)(i) and (a)(ii) of the definition thereof, (2) unless (i) the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate and if, in the good faith judgment of the Board of Directors, such Affiliate Transaction is commercially reasonable and otherwise fair to the Issuer or the relevant Restricted Subsidiary from a financial point of view; and (ii) (x) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Issuer or a Restricted Subsidiary in excess of $10,000,000, an Officers’ Certificate certifying that such Affiliate Transaction complies with the requirements of clause (1) above, and (y) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Issuer or a Restricted Subsidiary in excess of $25,000,000, a majority of the Disinterested Members of the Board of Directors (or, if there is only one Disinterested Member, such Disinterested Member) have determined that the criteria set forth in clause (1) are satisfied with respect to such Affiliate Transaction(s) and have approved such Affiliate Transaction(s), as evidenced by a resolution delivered to the Trustee and certified by an Officers’ Certificate as having been adopted by the Board of Directors.

(b)    Section 4.11.(a) shall not prohibit or apply to:

(1)    any Investment by the Issuer in any Guarantor, by any Guarantor in the Issuer or by any Guarantor in another Guarantor or other Restricted Payment between the Issuer or any Guarantor or between any Guarantor and another Guarantor;

(2)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)    loans or advances to officers or employees in the ordinary course of business in accordance with the past practices of the Issuer or the Restricted Subsidiaries, in each case, only as permitted by Section 402 of the Sarbanes-Oxley Act of 2002;

(4)    the payment of reasonable fees to directors of the Issuer and the Restricted Subsidiaries who are not employees of the Issuer or the Restricted Subsidiaries, the reimbursement of reasonable out-of-pocket expenses incurred by, directors of the Issuer and the Restricted Subsidiaries in attending meetings of such directors and indemnification payments made to officers, directors and employees of the Issuer or any Subsidiary pursuant to charter, bylaw, statutory or contractual provisions;

(5)    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer to, or the receipt by the Issuer of any capital contribution from, its stockholders or Affiliates;

(6)    any agreement as in effect on the Issue Date (including each of the agreements in respect of the Transactions) or any amendments or other modifications, renewals or extensions of any such agreement (so long as such amendments or other modifications, renewals or extensions are not materially less favorable to the Issuer or the Restricted Subsidiaries) and the transactions evidenced thereby;

(7)    transactions contemplated by the Marcellus JV Documents, the BG JV Documents or the Bluescape Agreement, in each case as in effect on the Issue Date, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Issuer, an executive officer of the Issuer or an executive officer of such Restricted Subsidiary with responsibility for such transaction (whose determination shall be conclusive evidence of compliance with this provision) and amendments, modifications, supplements, extensions or renewals of such agreements from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer, when taken as a whole, than the terms of such agreements in effect on the Issue Date;

(8)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with this Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer, an executive officer of the Issuer or an executive officer of such Restricted Subsidiary with responsibility for such transaction (whose determination shall be conclusive evidence of compliance with this provision) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)    transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer and such director is the sole cause for such Person to be deemed an Affiliate of the Issuer or any Restricted Subsidiary, provided, however, that such director shall abstain from voting as a director of the Issuer on any matter involving such other Person;

(10)    any transaction in which the Issuer or any of its Restricted Subsidiaries as the case may be, delivers to the Trustee a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer and the Restricted Subsidiaries or is not less favorable to the Issuer and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(11)    guarantees of performance by the Issuer and its Restricted Subsidiaries of the Issuer’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money; or

(12)    if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary.

Section 4.12.    Liens.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its Properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

Section 4.13.    Corporate Existence.

Subject to Section 4.10 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence (for the avoidance of doubt, the Issuer may convert into a limited liability company, provided that there is a corporate co-issuer entity), and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective Organizational Documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14.    Offer to Repurchase Upon Change of Control.

(a)    If a Change of Control occurs after the Issue Date, unless, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer, the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof (including any PIK Notes) plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record on the relevant Record

Date to receive interest due on the relevant Interest Payment Date. No later than thirty (30) days following any Change of Control, the Issuer shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the applicable Note Register, with the following information:

(1)    that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;

(2)    the purchase price and the purchase date, which shall be no earlier than 20 Business Days nor later than sixty (60) days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)    that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4)    that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)     that Holders of the Notes shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the applicable paying agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)    that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof (or if a PIK Note Payment has been made, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(8)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)    the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(b)    On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1)    accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)    deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)    The Issuer shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in clause (c) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than thirty (30) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to the date of redemption.

(e)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

Section 4.15.    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

If the Issuer or any of its Restricted Subsidiaries (x) acquires or creates any wholly-owned Domestic Subsidiary (other than an Unrestricted Subsidiary) (y) acquires or creates a Restricted Subsidiary after the Issue Date and, for purposes of this clause (y), that Subsidiary (a) guarantees any Indebtedness of the Issuer or any Guarantor under any Credit Facility or (b) is a Domestic Subsidiary and becomes an obligor with respect to any Indebtedness under any Credit Facility, then, in the case of either of the foregoing clauses (x) or (y), within ten (10) Business Days after the date that Subsidiary was acquired or created or on which it became obligated with respect to such Indebtedness, the Issuer shall (1) cause that Subsidiary to execute and deliver a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee of the Notes by such Subsidiary, (2) following the Discharge of Senior Priority Lien Obligations, deliver to the Collateral Trustee stock certificates or other instruments representing all the Equity Interests of such Restricted Subsidiary and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates or other instruments, or, if any Equity Interests pledged pursuant to such Security Instrument are uncertificated securities, confirmation and evidence satisfactory to the Trustee that the security interest in such uncertificated securities has been transferred to and perfected by the Trustee in accordance with the Uniform Commercial Code, (3) deliver to the Collateral Trustee all agreements, deeds of trust, mortgages, documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Trustee to be executed, filed, registered or recorded to create or perfect the Liens on the Property of such Subsidiary (except to the extent not required under the applicable Security Instrument), (4) deliver to the Trustee Uniform Commercial Code searches, all dated reasonably close to the date of the Collateral Trust Joinder Agreement and in form and substance satisfactory to the Trustee, and evidence reasonably satisfactory to the Trustee that any Liens indicated in such Uniform Commercial Code searches are Liens permitted pursuant to Section 4.12 or have been released, (5) deliver to the Trustee the corporate resolutions or similar approval documents of such Restricted Subsidiary approving the execution and delivery of the Collateral Trust Joinder Agreement and the performance by such Restricted Subsidiary of the Security Instruments, the Guarantee and any other Note Document to which it is a party and (6) deliver to the Trustee a legal opinion reasonably acceptable to the Trustee, opining favorably on the execution, delivery and enforceability of the Note Documents to which such Restricted Subsidiary is a party, and the grant and perfection of the security interest or trust lien purported to be made or effected by any such Note Document and otherwise being in form and substance reasonably satisfactory to the Trustee and its counsel. For the avoidance of doubt, the Issuer shall cause any Subsidiary which Guarantees obligations under any Senior Priority Lien Document to contemporaneously become a Guarantor hereunder. The Issuer and each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder. This Indenture shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

Section 4.16.    Limitation on Sale/Leaseback Transaction.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Property unless (a) the Issuer or such Restricted Subsidiary would be entitled to (1) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.09 and (2) create a Lien on such Property securing such Attributable Debt; (b) the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such Property and (c) the Issuer applies the proceeds of such transaction in compliance with Section 4.10.

Section 4.17.    Payment for Consent.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Note Document unless in the case of any consent, waiver or amendment of this Indenture or the Notes, such consideration is offered to be paid and is paid to all Holders that are QIBs, who, upon request, confirm that they are QIBs, that consent, waive or agree to amend any comparable provisions of this Indenture and the Notes.

Section 4.18.    Existence; Conduct of Business.

The Issuer will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution that is otherwise permitted under this Indenture.

Section 4.19.    Insurance.

The Issuer will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to cause each operator of Oil and Gas Properties to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Issuer will cause any insurance policies covering any such property to be endorsed to include the Collateral Trustee as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies. Within ten (10) days after the Issue Date, the Issuer and the Guarantors shall deliver to the Trustee, insurance certificates and endorsements as contemplated by Section 4.19.

Section 4.20.    Operation and Maintenance of Properties.

The Issuer will, and will cause each of its Restricted Subsidiaries to:

(i)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(ii)    keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted); preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and obsolescence excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(iii)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep materially unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(iv)    promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(v)    operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and to the extent that the Issuer or a Guarantor is not the operator of any Property, the Issuer shall use commercially reasonable efforts to cause the operator to comply with this Section 4.20.

Section 4.21.    Books and Records; Inspection Rights.

The Issuer will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

Section 4.22.    Compliance with Laws.

The Issuer will, and will cause each Restricted Subsidiary to, comply with all Governmental Requirements applicable to it, its Oil and Gas Business and its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.23.    Reserve Reports.

(a)    On or before March 15th of each year, commencing March 15, 2018, the Issuer shall furnish to the Trustee and the Holders a Reserve Report, which Reserve Report shall be prepared or audited by one or more Approved Petroleum Engineers.

(b)    With the delivery of each Reserve Report, the Issuer shall provide to the Trustee and the Holders a certificate from a Responsible Officer certifying that to his knowledge, after reasonable investigation, in all material respects: (1) the information contained in the Reserve Report and any other information delivered in connection therewith is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time, (2) the Issuer or its Subsidiaries owns good and defensible title to the Proved Reserves evaluated in such Reserve Report and such Proved Reserves are free of all Liens except for Liens permitted by Section 4.12, (3) except as set forth on an exhibit to the certificate, on a net basis there are no material gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Issuer or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (4) none of the Issuer’s and its Subsidiaries’ Proved Reserves have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Proved Reserves sold and in such detail as reasonably required by the Trustee and (5) attached thereto is a schedule of the Proved Reserves evaluated by such Reserve Report that are Mortgaged Properties.

(c)    On or before March 15th of each year, commencing on March 15, 2018, the Issuer shall furnish to the Trustee and the Holders a Collateral Coverage Reserve Report.

Section 4.24.    Liens on Collateral and Additional Property.

(a)    The Issuer and each of the Guarantors shall do or cause to be done all acts and things that may be required to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Priority Lien Obligations, duly created and enforceable and perfected Priority Liens upon the Collateral (subject to the Intercreditor Agreement and Permitted Prior Liens) (including any acquired

Property or other Property required by any Priority Lien Document to become Collateral after the Issue Date), in each case, as contemplated by, and with the Lien priority required under, the Priority Lien Documents, and in connection with any merger, consolidation or sale of assets of the Issuer or any Guarantor, the property and assets of the Person which is consolidated or merged with or into any Issuer or any Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Instruments, shall be treated as after-acquired property and the Issuer or such Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Priority Liens, in the manner and to the extent required under the Priority Lien Documents.

(b)    Upon the request of the Collateral Trustee or any Priority Lien Representative at any time and from time to time, the Issuer and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Instruments, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Priority Lien Documents for the benefit of the holders of Priority Lien Obligations; provided that no such Security Instrument, instrument or other document shall be materially more burdensome upon the Issuer and the Guarantors than the Priority Lien Documents executed and delivered by the Issuer and the Guarantors in connection with the making of the Notes on the Issue Date.

(c)    From and after the Issue Date, if the Issuer or any Guarantor acquires any Property that constitutes (x) Collateral or (y) collateral for the Senior Priority Lien Debt, the Junior Priority Lien Debt or the Junior Lien Debt, if and to the extent that any Priority Lien Document, Senior Priority Lien Document, Junior Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Issuer shall, or shall cause the applicable Guarantor to, promptly (but not in any event no later than the date that is ten (10) Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Document, Senior Priority Lien Documents, Junior Priority Lien Document or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate Security Instruments (or amendments thereto) in such form as shall be necessary to grant the Collateral Trustee a valid and enforceable perfected Priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) on such Collateral or take such other actions in favor of the Collateral Trustee as shall be reasonably necessary to grant a valid and enforceable perfected Priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) on such Collateral to the Collateral Trustee, for the benefit of the Secured Parties and holders of any other Priority Lien Obligations, subject to the terms of this Indenture, the Intercreditor Agreement, the Collateral Trust Agreement and the other Note Documents. Additionally, subject to this Indenture, the Intercreditor Agreement, the Collateral Trust Agreement and the other Note Documents, if the Issuer or any Guarantor creates any additional Lien upon any Property that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Senior Priority Lien Debt, the holders of Junior Priority Lien Debt or the holders of Junior Lien Debt, after the Issue Date, the Issuer or such Guarantor, as applicable, must, to the extent permitted by applicable law, within ten (10) Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected Priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) upon such Property, or take such additional perfection actions, as applicable, for the benefit of the Secured Parties and obtain all related deliverables as those delivered to the Senior Priority Lien Representative, the Junior Priority Lien Representative or the Junior Lien Representative, as applicable, in each case as security for the Obligations. Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Senior Priority Lien Representative, or of agents or bailees of the Senior Priority Lien Representative, the perfection actions and related deliverables described in this Section 4.24 shall not be required with respect to such Collateral.

(d)    The Issuer will deliver to the Collateral Trustee semi-annually on or before March 20 and September 20 in each calendar year, an Officers’ Certificate certifying that, as of the date of such certificate, the Collateral includes Oil and Gas Properties that include not less than (i) 95% of the PV-10 of Proved Reserves, (ii) 95% of the PV-10 of Unproved Reserves and (iii) 95% of the value of net undeveloped acres, in each case, attributable to the Oil and Gas Properties of the Issuer and the Guarantors, as evaluated in the most recent Collateral Coverage Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such Collateral Coverage Reserve Report (the “Minimum Mortgaged Value”). In the event that the Collateral does not represent at least 95% of such value, then the Issuer shall, or shall cause the applicable Guarantor to, within thirty (30) days of delivery of the certificate required under this Section 4.24, execute and deliver to the Collateral Trustee: (1) such executed Mortgages or amendments or supplements to prior Mortgages naming the Collateral Trustee, as mortgagee or beneficiary, as may be necessary to cause the minimum mortgage requirement to be satisfied, (2) satisfactory evidence of the completion of all recordings and filings of such Mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) and (3) local counsel opinion or opinions (each, subject to customary assumptions and qualifications) to the effect that the Collateral Trustee has a valid and perfected Priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) with respect to the real property that is subject to the applicable Mortgage; provided that, to the extent (i) corresponding mortgages securing the Senior Priority Lien Obligations are being delivered and (ii) Mortgages have previously been recorded in the public records of the state applicable to such additional Mortgages or amendments or supplements to prior Mortgages, no such opinion shall be required unless a corresponding opinion will be delivered to the Senior Priority Lien Collateral Agent (which shall be certified by the Issuer to the Collateral Trustee pursuant to an Officers’ Certificate).

Section 4.25.    Title Data.

(a)    Within thirty (30) days (or such longer time period as acceptable to the Collateral Trustee in its sole discretion) after the delivery to the Trustee and the Holders of the Collateral Coverage Reserve Report required by Section 4.23, the Issuer will deliver title information in form and substance acceptable to the Collateral Trustee covering enough of the Oil and Gas Properties evaluated by such Collateral Coverage Reserve Report that were not included in the immediately preceding Collateral Coverage Reserve Report so that the Collateral Trustee shall have received, together with title information previously delivered to the Collateral Trustee, satisfactory title information on at least 95% of the Minimum Mortgaged Value of the Oil and Gas Properties evaluated by such Collateral Coverage Reserve Report.

(b)    If title information for additional Properties has been provided under Section 4.25(a), the Issuer shall, within sixty (60) days of notice from the Collateral Trustee that title defects or exceptions exist with respect to such additional Properties that are not permitted by Section 4.12 either (1) cure any such title defects or exceptions (including defects or exceptions as to priority), (2) substitute acceptable Mortgaged Properties with no title defects or exceptions (other than Liens which are permitted by Section 4.12) having an equivalent value or (3) deliver title information in form and substance reasonably acceptable to the Collateral Trustee so that the Collateral Trustee shall have received, together with title information previously delivered to the Collateral Trustee, satisfactory title information on at least 95% of the Minimum Mortgaged Value of the Oil and Gas Properties evaluated by such Collateral Coverage Reserve Report.

Section 4.26.    Liquidity Covenant.

(a)    On September 15, 2018, unless all of the 2018 Notes have been redeemed, repurchased or refinanced in accordance with the provisions of Sections 4.07 and/or 4.09 of this Indenture, then prior to any payment at maturity of the 2018 Notes, the Issuer shall have Liquidity of at least $200,000,000 and any breach of this covenant shall constitute an Event of Default under Section 5.01(c) of this Indenture.

(b)    On October 26, 2020, unless all of the Indebtedness under the Second Lien Credit Agreement and/or the 1.75 Lien Credit Agreement shall have been redeemed, repurchased or refinanced in accordance with the provisions of Sections 4.07 and/or 4.09 of this Indenture, then prior to any payment at maturity of such Indebtedness, the Issuer shall have Liquidity of at least $200,000,000 and any breach of this covenant shall constitute an Event of Default under Section 5.01(c) of this Indenture.

ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.01.    Events of Default.

An “Event of Default” with respect to the Notes wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(b)    default for thirty (30) days or more in the payment when due of interest on or with respect to the Notes;

(c)    failure by the Issuer to comply with Section 4.26;

(d)    failure by the Issuer or any Guarantor for thirty (30) days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (a), (b) or (c) above) contained in this Indenture, the Notes or the Security Instruments;

(e)    the occurrence of the following:

(1)    the Issuer or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(2)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness (other than the Senior Priority Lien Debt, Priority Lien Debt, Junior Priority Lien Debt and Junior Lien Debt) that becomes due as a result of the voluntary sale or transfer of the property or assets by the Issuer or any of its Restricted Subsidiaries securing such Indebtedness to the extent such voluntary sale or transfer of property is permitted under this Indenture

(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (1) liquidation, reorganization or other relief in respect of the Issuer or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)    the Issuer or any Restricted Subsidiary shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) above, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Restricted Subsidiary or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing;

(h)    the Issuer or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)    one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Issuer or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Issuer or any Restricted Subsidiary to enforce any such judgment;

(j)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, that could reasonably be expected to result in a Material Adverse Effect;

(k)    any Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by this Indenture, shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee, in each case with respect to any Guarantor that is also a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; or

(l)    the occurrence of any of the following:

(1)    except as permitted by this Indenture, any Note Document establishing the Priority Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (l)(1) if the sole result of the failure of one or more Note Documents to be fully enforceable is that any Priority Lien purported to be granted under such Note Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $15,000,000, ceases to be an enforceable and perfected Priority Lien; provided, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until forty-five (45) days after any officer of the Issuer or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(2)    except as permitted by the Note Documents, any Priority Lien purported to be granted under any Note Document on Collateral, individually or in the aggregate, having a fair market value in excess of $15,000,000, ceases to be an enforceable and perfected Priority Lien, subject to the Intercreditor Agreement and Permitted Prior Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until forty-five (45) days after any officer of the Issuer or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; or

(3)    the Issuer or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Issuer or any Guarantor set forth in or arising under any Note Document establishing Priority Liens.

Section 5.02.    Acceleration.

Subject to Section 5.05(b), if any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 5.01 hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. This Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 5.01 hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of all of the Holders of all of the Notes, rescind any such acceleration with respect to the Notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived in accordance with the terms hereof, except nonpayment of principal of, premium, if any, or interest, if any, on the Notes that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 5.03.    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 5.04.    Waiver of Past Defaults.

Subject to Section 5.05(b), Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 5.02 hereof, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 5.05.    Control by Majority.

(a)    Subject to Section 5.05(b), Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

(b)    Notwithstanding any other provision of this Indenture (including without limitation, Sections 5.02, 5.04, 5.05(a) and 8.02), without the express written consent of the Holders representing no less than 80% of the principal amount of the Notes, no Holder or Holders shall, and no Holder or Holders shall direct, instruct or provide notice to the Trustee to, and the Trustee shall not, directly or indirectly, take any action the result of which is to alter the validity, enforceability, meaning or effect of Section 4.26(b), including but not limited to: (i) amending or otherwise modifying any of Section 4.26(b), Section 5.01(c) or this Section 5.05(b); (ii) amending or otherwise modifying the definitions of any defined terms in this Indenture to the extent that such amendment or modification would, directly or indirectly, alter the validity, meaning, enforceability or effect of Section 4.26(b), including without limitation the defined term “Liquidity” and any defined terms included in such definitions; (iii) waiving any Default or Event of Default that has occurred or may occur as a result of the failure by the Issuer to comply with Section 4.26(b), whether prospectively or retroactively, including without limitation pursuant to Section 5.01(c); or (iv) rescinding any acceleration with respect to the Notes and its consequences, but only with respect to an Event of Default that occurred as a result of the failure by the Issuer to comply with Section 4.26(b), including without limitation pursuant to Section 5.01(c). Any action taken by any Holder or the Trustee, or any successor in interest of any of the foregoing, in breach of this Section 5.05(b) shall be deemed void ab initio and of no further effect.

Section 5.06.    Limitation on Suits.

Subject to Section 5.07 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)    Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)    Holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee has not complied with such request within sixty (60) days after the receipt thereof and the offer of security or indemnity; and

(5)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such sixty (60) day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder.

Section 5.07.    Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 5.08.    Collection Suit by Trustee.

If an Event of Default specified in Section 5.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in their own names and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 5.09.    Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 5.10.    Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.11.    Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 5.12.    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 5.13.    Priorities.

If the Trustee collects any money pursuant to this Article 5 or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out the money in the following order:

(i)    to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 6.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii)    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii)    to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 5.13.

Section 5.14.    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 5.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 6

TRUSTEE

Section 6.01.    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)    this paragraph does not limit the effect of paragraphs (b) or (g) of this Section 6.01;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Section 6.01.

(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability, costs or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Trustee shall be construed to be a duty.

Section 6.02.    Rights of Trustee.

(a)    The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts, suffers or refrains from acting hereunder, it may require an Officers’ Certificate or an Opinion of Counsel or both and such matter may be deemed to be conclusively proved and established by such Officers’ Certificate, Opinion of Counsel or both. The Trustee shall not be liable for any action it takes, suffers or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through attorneys or agents and the Trustee shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of such Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in its capacity hereunder, and each agent, custodian and other Person employed to act hereunder (including, without limitation, as Collateral Trustee).

(j)    The Trustee may request that the Issuer and any Guarantor deliver an Officers’ Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)    The permissive right of the Trustee to take or refrain from taking action hereunder shall not be construed as a duty.

(l)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)    The Issuer shall provide prompt written notice to the Trustee of any change to its fiscal year (it being expressly understood that the failure to provide such notice to the Trustee shall not be deemed a Default of Event of Default under this Indenture).

Section 6.03.    Individual Rights of Trustee.

The Trustee in its individual or any other capacities may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.09 hereof.

Section 6.04.    Trustee’s Disclaimer.

The Trustee shall not be responsible for and make no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 6.05.    Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall deliver to Holders of Notes, as their names and addresses appear in the Note Register, a notice of the Default within ninety (90) days after it occurs or after it is known to the Trustee. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to know of any Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

Section 6.06.    Compensation and Indemnity.

The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and their officers, agents, directors and employees for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by it in connection with the acceptance or administration of this trust or trusts hereunder and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 6.06) or defending itself against any claim whether asserted by any Holder, the

Issuer, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence as determined by a court of competent jurisdiction in a final and non-appealable decision.

The obligations of the Issuer under this Section 6.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the performance of the obligations of the Issuer and the Guarantors in this Section 6.06, the Trustee shall have a Lien prior to the Notes upon the Collateral and all money or property held or collected by the Trustee, except funds held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture, and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 5.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 6.07.    Replacement of Trustee.

A resignation or removal of the Trustee and appointment of successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 6.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)    the Trustee fails to comply with Section 6.09 hereof;

(b)    the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)    a custodian or public officer takes charge of the Trustee or its property; or

(d)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after a successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 6.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 6.07, the Issuer’s obligations under Section 6.06 hereof shall continue for the benefit of the retiring Trustee.

Section 6.08.    Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.09.    Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE 7

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01.    Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 7.02 or 7.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 7.

Section 7.02.    Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 7.01 hereof of the option applicable to this Section 7.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees thereof on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 7.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the

Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 7.04 hereof;

(b)    the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d)    this Section 7.02.

Subject to compliance with this Article 7, the Issuer may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 hereof.

Section 7.03.    Covenant Defeasance.

Upon the Issuer’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25 and 4.26, hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 7.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 5.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, Sections 5.01(e), 5.01(f) (solely with respect to Restricted Subsidiaries), 5.01(g) (solely with respect to Restricted Subsidiaries), 5.01(h), 5.01(i), 5.01(j), 5.01(k), 5.01(l), 5.01(m) hereof shall not constitute Events of Default.

Section 7.04.    Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 7.02 or 7.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities of the United States of America, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants and expressed in a written certification thereof delivered to the Trustee and upon which the Trustee shall be entitled to conclusively rely without any investigation, without consideration of any reinvestment or interest to pay the principal of, premium, if any, and interest due (including an amount of cash sufficient to pay all PIK Interest) on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel who is reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)    the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel who is reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such U.S. tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)    the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds shall not be subject to the effect of Section 547 of Title 11 of the Code;

(7)    the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8)    the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 7.05.    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 7.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.05, the “Trustee”) pursuant to Section 7.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 7.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 7 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 7.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 7.06.    Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 7.07.    Reinstatement.

If the Trustee or Paying Agent is unable to apply any Dollars or Government Securities in accordance with Section 7.02 or 7.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.02 or 7.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.02 or 7.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01.    Without Consent of Holders of Notes.

Notwithstanding Section 8.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture), the Trustee and the Collateral Trustee may amend or supplement this Indenture, any Security Instruments, the Notes and any Guarantee thereof without the consent of any Holder:

(1)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders and to the Trustee;

(4)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)    to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(6)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(7)    to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(8)    to add a Guarantor under this Indenture;

(9)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of such Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(10)    to add additional assets as Collateral;

(11)    to release Collateral from the Lien or any Guarantor from its Guarantee, in each case pursuant to this Indenture and the Security Instruments when permitted or required by this Indenture, the Guarantees, or the Security Instruments; or

(12)    in the event that PIK Notes are issued, to make appropriate amendments to reflect an appropriate minimum denomination of PIK Notes, and establish minimum redemption amounts for PIK Notes.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 6.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and delivery of an Officers’ Certificate.

After an amendment, supplement or waiver under this Section 8.01 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 8.02.    With Consent of Holders of Notes.

Except as provided below in this Section 8.02, the Issuer, subject to Section 5.05(b), the Trustee and the Collateral Trustee may amend or supplement this Indenture, any Security Instruments, the Notes and any Guarantee thereof with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 5.04 and 5.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or any Guarantees thereof may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 8.02.

Notwithstanding the foregoing, with respect to any provision in this Indenture, the Notes and any Guarantee thereof that requires the consent of the Eligible Holders or Lead Holders, as applicable, representing a majority of the principal amount of Notes held by such Eligible Holders or Lead Holders, as applicable, the Issuer, the Trustee and the Collateral Agent will notify all Eligible Holders or Lead Holders, as applicable, in advance of any applicable amendment or supplement taking effect and may not amend or supplement such provision without the consent of the Eligible Holders or Lead Holders, as applicable, representing a majority of the principal amount of Notes held by such Eligible Holders or Lead Holders, as applicable.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 6.02 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 8.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 8.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes);

(3)    reduce the rate of or change the time for payment of interest on any Note;

(4)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee thereof which cannot be amended or modified without the consent of all Holders of Notes;

(5)    make any Note payable in money other than that stated therein;

(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)    make any change in these amendment and waiver provisions;

(8)    impair the right of any Holder of Notes to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)    make any change to or modify the ranking of the Notes that would adversely affect the Holders of such Notes; or

(10)    except as expressly permitted by this Indenture, modify the Guarantees of the Notes by any Significant Subsidiary in any manner adverse in any material respect to the Holders.

In addition, without the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of Notes then outstanding, no amendment, supplement or waiver may modify any Security Instruments or the provisions in this Indenture dealing with the Collateral or the Security Instruments that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Instruments (except as permitted by the terms of this Indenture and the Security Instruments) or change or alter the priority of the security interests in the Collateral. Without the consent of the Holders of at least a majority in aggregate principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Security Instrument or the provisions in this Indenture dealing with the Collateral or the Security Instruments that would have the impact of releasing less than all or substantially all of the Collateral from the Liens of the Security Instruments (except as permitted by the terms of this Indenture and the Security Instruments), (2) make any change in any Security Instrument or the provisions in this Indenture dealing with the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture and the Security Instruments.

Section 8.03.    Effect of Supplemental Indentures; Revocation and Effect of Consents.

Upon the execution of any supplemental indenture under this Article 8, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 8.04.    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.05.    Trustee to Sign Amendments, Etc.

The Trustee and Collateral Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Collateral Trustee. The Issuer may not sign an amendment, supplement or waiver until the Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee and Collateral Trustee shall be entitled to receive and (subject to Section 6.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.02 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee and Collateral Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE 9

GUARANTEES

Section 9.01.    Guarantee.

Subject to this Article 9, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest, premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 9.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 5 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 5 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective in any insolvency proceeding affecting the Issuer, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees thereof, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 9.02.    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 9, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 9.03.    Execution and Delivery.

To evidence its Guarantee set forth in Section 9.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President, one of its Vice Presidents or one of its Assistant Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 9.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 9, to the extent applicable.

Section 9.04.    Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 9.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 9.05.    Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 9.06.    Release of Guarantees.

A Guarantee of the Notes by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1)    (A) any sale, exchange or transfer (by merger, consolidation, amalgamation, wind-up liquidation, dissolution or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, if such sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(B)    the release or discharge of the guarantee by, or direct obligation of, such Guarantor of its guarantee obligations in respect of all Series of Secured Debt (other than the Notes), Senior Debt or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subsequent to a contingent reinstatement is still a release) or a full and complete discharge of all Series of Secured Debt (other than the Notes);

(C)    the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with this Indenture; or

(D)    the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 7 hereof or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(E)    the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all or substantially all of its assets to the Issuer or another Guarantor; and

(2)    such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01.    The Collateral Trustee.

By accepting a Note, each Holder is deemed to have irrevocably appointed the Collateral Trustee to act as its agent under the Security Instruments and the Intercreditor Agreement and irrevocably authorized the Collateral Trustee to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Instruments, the Intercreditor Agreement or other documents to which it is a party, together with any other incidental rights, powers and discretions, and (ii) execute each document expressed to be executed by the Collateral Trustee on its behalf. Each Holder agrees that the Collateral Trustee shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee by this Indenture, the Intercreditor Agreement and the Security Instruments. The Collateral Trustee will have no duties or obligations except those expressly set forth in the Security Instruments to which it is party or in the Intercreditor Agreement; provided, however that no provision of this Indenture shall be construed to relieve the Collateral Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Notwithstanding the generality of the foregoing:

(a)    The duties and obligations of the Collateral Trustee shall be determined solely by the express provisions of this Indenture, the Intercreditor Agreement and the Security Instruments and the Collateral Trustee shall not be liable to any party hereto, to the Intercreditor Agreement or to any Security Instrument to which it is a party by reason of any failure on the part of any other party hereto or any maker, guarantor, endorser or other signatory of any document or any other Person to perform such Person’s obligations under any such document.

(b)    The Collateral Trustee shall not be responsible in any manner for the validity, enforceability or sufficiency of this Indenture, the Security Instruments, the Intercreditor Agreement or any Collateral delivered under the Security Instruments, or for the value or collectability of any Notes or for any representations made or obligations assumed by any party other than the Collateral Trustee. The Collateral Trustee shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the Issuer or the Guarantors to all or any of the assets whether such defect or failure was known to the Collateral Trustee or might have been discovered upon examination or inquiry and whether capable of remedy or not.

(c)    The Collateral Trustee shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created pursuant to any Security Instrument pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created pursuant to any Security Instrument pertaining to this matter.

(d)    The Collateral Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own gross negligence or willful misconduct.

(e)    The Collateral Trustee may seek the advice, at the expense of the Issuer, of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Indenture, the Intercreditor Agreement or its duties hereunder or under any Security Instrument or applicable law, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or written opinion of such counsel.

(f)    The Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, approval or other paper or document it receives in connection with this Indenture, the Intercreditor Agreement or any Security Instrument.

(g)    In no event shall the Collateral Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)    In no event shall the Collateral Trustee be liable for any failure or delay in the performance of its obligations hereunder, under the Intercreditor Agreement or under any Security Instrument because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, strikes, work stoppages, civil or military disturbances, nuclear or natural catastrophes, fire, riot, embargo, loss or malfunctions of utilities, communications or computer (software and hardware) services, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Indenture, the Intercreditor Agreement or any Security Instrument.

(i)    The Collateral Trustee agrees to accept and act upon facsimile or electronic transmission of written instructions pursuant to this Indenture or any Security Instrument; provided, however that (i) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Collateral Trustee in a timely manner, and (ii) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.

(j)    The Collateral Trustee shall be entitled to seek written directions from the requisite Holders or the Trustee (at the direction of the requisite Holders) prior to taking any action under this Indenture, the Intercreditor Agreement or any Security Instrument or with respect to any Collateral.

(k)    The Collateral Trustee shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Security Instrument or any other instrument or document furnished pursuant thereto.

(l)    The Collateral Trustee shall have no responsibility for or liability with respect to monitoring compliance of any other party to the Security Instruments, the Intercreditor Agreement, this Indenture or any other document related hereto or thereto. The Collateral Trustee has no duty to monitor the value or rating of any Collateral on an ongoing basis.

(m)    No provision of this Indenture, the Intercreditor Agreement or any Security Instrument shall require the Collateral Trustee to expend, advance or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Indenture, the Intercreditor Agreement or in any of the Security Instruments or in the exercise of any of its rights or powers hereunder, under the Intercreditor Agreement or under any of the Security Instruments unless it is indemnified to its satisfaction and the Collateral Trustee shall have no liability to any Person for any loss occasioned by any delay in taking or failure to take any such action while it is awaiting an indemnity satisfactory to it.

(n)    Whenever in the administration of this Indenture, the Intercreditor Agreement or any Security Instrument the Collateral Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Collateral Trustee (unless other evidence be herein specifically prescribed) may conclusively rely upon written instructions from the requisite Holders.

(o)    The Collateral Trustee may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any counsel, accountant, investment banker, appraiser or other expert or adviser, whether retained or employed by the Holders or by the Collateral Trustee.

(p)    The Collateral Trustee may employ or retain such counsel, accountants, sub-agent, agent or attorney in fact, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for the actions of any such parties it appoints with due care.

(q)    The Collateral Trustee may request that the requisite Holders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Intercreditor Agreement or any Security Instrument.

(r)    Money held by the Collateral Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Collateral Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed by the Collateral Trustee in writing.

(s)    Notwithstanding anything to the contrary herein, beyond the exercise of reasonable care in the custody thereof, the Collateral Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Without limiting the generality of the foregoing, the Collateral Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(t)    The Collateral Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Trustee shall have no duty to ascertain or inquire as to or monitor the performance or observance of any of the terms of this Indenture or the Security Instruments.

(u)    The Issuer and the Guarantors, jointly and severally, shall defend, indemnify, and hold harmless the Collateral Trustee from and against any claims, demands, penalties, fines, liabilities, settlements, damages or reasonable costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of the following in respect of the Collateral: (w) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, Persons or animals; (x) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (y) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (z) any violation of laws, orders, regulations, requirements or demands of government authorities, which are based upon or in any way related to such Hazardous Materials including, reasonable attorney and consultant fees and expenses, reasonable investigation and laboratory fees, court costs, and reasonable litigation expenses, except, in each case, where such claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses arise from the gross negligence or willful misconduct of the Collateral Trustee as determined in a final, non-appealable order of a court of competent jurisdiction.

(v)    The Collateral Trustee reserves the right to conduct an environmental audit prior to foreclosing on any real estate Collateral or mortgage Collateral. The Collateral Trustee reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk.

(w)    Upon any payment or distribution of assets hereunder, under the Intercreditor Agreement or under any Security Instrument, the Collateral Trustee shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which an insolvency or liquidation proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution in such insolvency or liquidation proceeding, delivered to the Collateral Trustee, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

(x)    The rights and protections of the Collateral Trustee set forth herein shall also be applicable to the Collateral Trustee in its roles as mortgagee, beneficiary, pledgee or any of its other roles (including as Collateral Trustee) under the Security Instruments.

(y)    In acting as Collateral Trustee, the Collateral Trustee may rely upon, enjoy the benefits of and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 6 hereof.

(z)    Notwithstanding anything in this Indenture to the contrary and for the avoidance of doubt, the Collateral Trustee and the Trustee shall have no duty to act outside of the United States of America in respect of any Collateral.

Section 10.02.    Authority of Collateral Trustee to Release Collateral and Liens.

By accepting a Note, each Holder is deemed to authorize the Collateral Trustee to release or subordinate any Collateral that is permitted to be sold, reclassified or released or be subject to a Lien pursuant to the terms of this Indenture, the Intercreditor Agreement or the Security Instruments. By accepting a Note, each Holder is deemed to authorize the Collateral Trustee to execute and deliver to the Issuer, at the Issuer’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Issuer in connection with any sale, reclassification or other disposition of Oil and Gas Property or such other Collateral to the extent such sale, reclassification or other disposition is permitted by the terms of Section 4.10 or is otherwise authorized by the terms of this Indenture, the Intercreditor Agreement or the Security Instruments.

Section 10.03.    Security Instruments.

(a)    To secure the full and punctual payment when due and the full and punctual performance of the obligations of the Issuer and the Guarantors in respect of the Notes and this Indenture (including the Guarantees thereof), the Issuer and the Guarantors shall, on the Issue Date:

(1)    enter into the Intercreditor Agreement and deliver to the Collateral Trustee all certificates representing Capital Stock and other instruments and documents required thereunder;

(2)    file, register or record all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law to be filed, registered or recorded to create the Liens intended to be created by the Security Instruments and to perfect such Liens to the extent required by, and with the priority required by, the Security Instruments or this Indenture; and

(3)    enter into such Security Instruments creating Liens on all interests in Property owned by the Issuer or any Guarantor that are subject to any Lien securing the Senior Priority Lien Debt.

(b)    Notwithstanding anything to the contrary set forth in clause (a) or elsewhere in this Indenture, the Intercreditor Agreement or any Security Instrument, (1) any mortgages (and any related Security Instruments) required to be granted pursuant to clause (a) on the Issue Date with respect to real property that is securing Senior Priority Lien Debt on the Issue Date shall be granted as soon as commercially reasonable following the Issue Date, but in no event later than twenty (20) days following the Issue Date (it being understood any such mortgages shall be accompanied by customary local counsel opinions), (2) any control agreements required to be entered into pursuant to clause (a) with respect to deposit accounts and securities accounts that are securing Senior Priority Lien Debt on the Issue Date shall be entered into as soon as commercially reasonable following the Issue Date, but in no event later than twenty (20) days following the Issue Date, and (3) within 20 days of the Issue Date, the Issuer shall have provided the Trustee with title information setting forth the status of title to at least 95% of the Minimum Mortgaged Value.

(c)    On or after the Issue Date, the Issuer and the Guarantors shall enter into additional Security Instruments and take or cause to be taken all such actions as may be required pursuant to this Indenture, the Intercreditor Agreement or under any Security Instruments to create, perfect and maintain, as security for the obligations of the Issuer and the Guarantors in respect of the Notes, this Indenture (including the Guarantees) and the Security Instruments, a valid and enforceable perfected Priority Lien and security interest (subject to the Intercreditor Agreement and Permitted Prior Liens) in all of the Collateral (subject to the terms of the Intercreditor Agreement and the Security Instruments in all respects) in favor of the Collateral Trustee for the benefit of the Secured Parties.

(d)    Each Holder, by accepting a Note, consents and agrees to the terms of the Security Instruments entered into on the Issue Date or from time to time thereafter (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be amended from time to time in accordance with their terms and this Indenture, the Security Instruments and the Intercreditor Agreement, and authorizes and directs the Trustee and the Collateral Trustee to execute and deliver the Security Instruments, as applicable, and any documents relating thereto, in each case on behalf of such Holder and without any further consent.

(e)    In the event that security interests in any of the Collateral are not created as of the Issue Date, the Issuer and the Guarantors shall use commercially reasonable efforts to implement security arrangements with respect to such Collateral as promptly as reasonably practicable after the Issue Date (or on such later date as may be permitted by the Holders in their sole discretion).

(f)    Each Holder, by accepting the Notes, is deemed to acknowledge that, as more fully set forth in the Security Instruments, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Collateral Trustee, the Trustee and the other secured parties described in the Security Instruments and that the Lien granted in the Security Instruments relating to the Notes in respect of the Trustee, the Collateral Trustee, the Holders and such other secured parties is subject to and qualified and limited in all respects by the Security Instruments and actions that may be taken thereunder.

Section 10.04.    Intercreditor Agreement. By accepting a Note, each Holder is deemed to acknowledge that the obligations of the Issuer under the Senior Priority Lien Debt, the Junior Priority Lien Debt, the Junior Lien Debt and any Refinancing Indebtedness in respect thereof are and shall be secured by Liens on assets of the Issuer and the Guarantors that constitute Collateral under the Security Instruments and that the relative Lien priorities and other creditor rights of the Holders hereunder and the secured parties thereunder will be set forth in the Intercreditor Agreement. By accepting a Note, each Holder is deemed to acknowledge that it has received a copy of the Intercreditor Agreement. By accepting a Note, each Holder is deemed to (a) consent to the subordination of the Liens on the Collateral securing the Notes and the Guarantees thereof on the terms set forth in the Intercreditor Agreement, authorize and direct the Trustee and the Collateral Trustee to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Holder and without any further consent, authorization or other action by such Holder, (c) agrees that, upon the execution and delivery thereof, such Holder will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Holder shall have any right of action whatsoever against the Trustee or the Collateral Trustee as a result of any action taken by the Trustee or the Collateral Trustee pursuant to this Section 10.04 or in accordance with the terms of the Intercreditor Agreement. By accepting a Note, each Holder is deemed to further irrevocably authorize and direct the Collateral Trustee (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Notes or any Refinancing Indebtedness in respect thereof as are reasonably acceptable to the Collateral Trustee to give effect thereto, in each case on behalf of such Holder and without any further consent, authorization or other action by such Holder. The Collateral Trustee shall have the benefit of the provisions of Article 6 with respect to all actions taken by it pursuant to this Section 10.04 or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

Section 10.05.    Further Assurances.

The Issuer and the Guarantors shall, at their sole expense, take all actions that are required to confirm that the Collateral Trustee holds, for the benefit of the Secured Parties and the holders of any Priority Lien Obligations, duly created, enforceable and perfected Priority Liens upon the Collateral and security interests in the Collateral (subject to the Intercreditor Agreement and Permitted Prior Liens) as contemplated by this Indenture, the Notes, the Guarantees of the Notes and the Security Instruments.

Subject to the applicable limitations set forth in the Security Instruments, the Intercreditor Agreement and herein, the Issuer and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, as may be required by applicable law or the applicable Security Instruments to create, protect, assure, perfect, transfer and confirm the Liens, benefits, property and rights conveyed or intended to be conveyed by this Indenture or the Security Instruments for the benefit of the Secured Parties in the Collateral, including any acquired Property pursuant to Section 4.24.

Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or any Security Instrument, neither the Collateral Trustee nor any Holder shall be required to execute any agreement, document or instrument creating or evidencing the subordination of the Liens on the Collateral securing the Notes and the Guarantees thereof to any Permitted Prior Liens.

Section 10.06.    Release of Collateral.

(a)    The Liens on the Collateral shall be released with respect to the Obligations under this Indenture, Notes and the Guarantees, as applicable:

(1)    in whole, upon payment in full of the principal of, accrued and unpaid interest, and premium, if any, on the Notes;

(2)    in whole, upon satisfaction and discharge of this Indenture as set forth under Article 11 hereof;

(3)    in whole, upon a legal defeasance or covenant defeasance as set forth under Article 7 hereof;

(4)    in connection with asset sales and dispositions permitted or not prohibited pursuant to this Indenture; provided, however that such Liens shall not be released if such sale or disposition is to the Issuer or a Restricted Subsidiary;

(5)    with respect to assets constituting Collateral owned by a Guarantor upon release of such Guarantor from its Guarantee as set forth under Article 9 hereof;

provided, that the Liens on such assets securing any other Series of Secured Debt are simultaneously released;

(6)    to the extent such Collateral is comprised of property leased to the Issuer or a Guarantor, upon termination or expiration of such lease; and

(7)    with respect to Collateral that is Capital Stock, upon the dissolution, wind up or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture.

(b)    Upon compliance by the Issuer or any Guarantor, as the case may be, with the conditions precedent required by this Indenture, solely in accordance with the Intercreditor Agreement and the Security Instruments, the Collateral Trustee shall promptly cause to be released and reconveyed to the Issuer, or the Guarantor, as the case may be, the released Collateral. Prior to each proposed release, the Issuer and each Guarantor shall furnish to the Collateral Trustee all documents required by this Indenture and the Security Instruments.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01.    Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)    (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities of the United States of America, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B)    no Default (other than that resulting from borrowing funds to be applied to make such deposit or the grant of any Lien securing such borrowing or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any Credit Facility or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any

Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(1)    the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(2)    the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 11.01(2)(A), the provisions of Section 11.02 and Section 7.06 hereof shall survive.

Section 11.02.    Application of Trust Money.

Subject to the provisions of Section 7.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent are unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01.    Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Chief Financial Officer

Facsimile: (972) 699-5180

With a copy to:

Kirkland & Ellis, LLP

Attention: Justin Hoffman

600 Travis Street, Suite 3300

Houston, Texas 77002

Facsimile: (713) 835-3601

Email: Justin.Hoffman@Kirkland.com

If to the Trustee:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Attention: EXCO Resources, Inc. Administrator

Facsimile: (302) 636-4145

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

The Trustee shall have the right, but shall not be required, to rely upon and comply with notices, instructions, directions or other communications sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the applicable Trustee to be authorized to give instructions and directions on behalf of the Issuer. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Issuer; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuer as a result of such reliance upon or compliance with such notices, instructions, directions or other communications. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications to the Trustee, including without limitation the risk of the applicable Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Issuer shall use all reasonable endeavors to ensure that any such notices, instructions, directions or other communications transmitted to the Trustee pursuant to this Indenture are complete and correct. Any such notices, instructions, directions or other communications shall be conclusively deemed to be valid instructions from the Issuer to the Trustee for the purposes of this Indenture

Section 12.02.    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)    An Officers’ Certificate (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    An Opinion of Counsel (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date.

Section 12.03.    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.04.    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05.    No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, manager, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies or entities shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees of the Notes, this Indenture or the Security

Instruments or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06.    Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.07.    Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08.    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.09.    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10.    Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 9.05 hereof.

Section 12.11.    Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12.    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.13.    Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14.    Consent to Jurisdiction.

Each party irrevocably agrees that any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties further agree that service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in the Specified Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.15.    Business Days.

If a payment date, delivery date or date of performance is not a Business Day, such payment, delivery or performance may be made on the next succeeding day that is a Business Day and, if applicable, no additional interest shall accrue in respect of the time period to and including such next succeeding Business Day.

Section 12.16.    USA Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee and Paying Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee and the Paying Agent with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

Section 12.17.    Calculations.

The Issuer shall be responsible for making all calculations and determinations called for under this Indenture and the Notes. These calculations and determinations include, but are not limited to, accrued interest payable on the Notes, Applicable Premium and the Treasury Rate. The Issuer shall make all these calculations in good faith and, absent manifest error, the Issuer’s calculations shall be final and binding on the Holders. The Issuer shall provide a schedule of these calculations to the Trustee and the Paying Agent (if other than the Trustee) as requested or required hereunder, and the Trustee and Paying Agent are entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification, and nether the Trustee nor the Paying Agent will have any responsibility for making any such calculations. The Trustee will forward the Issuer’s calculations to any Holder upon the written request of that Holder at the sole cost and expense of the Issuer.

Section 12.18.    Intercreditor Agreement.

Reference is made to the Intercreditor Agreement, dated as of October 26, 2015, and amended as of March 15, 2017, among JPMorgan Chase Bank, N.A., as Original Priority Lien Agent (as defined therein), and Wilmington Trust, National Association, as Second Lien Collateral Trustee (as defined therein), and Wilmington Trust, National Association, as Original Third Lien Collateral Trustee (as defined therein) (the “Intercreditor Agreement”). Each holder of Obligations (i) consents to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Collateral Trustee on behalf of each Second Lien Secured Party (as defined therein) to enter into the Intercreditor Agreement as Second Lien Collateral Trustee on behalf of such Second Lien Secured Parties and perform its obligations in accordance with the Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the First Lien RBL Credit Agreement to extend credit to the Issuer and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

[Signatures on following page]

EXCO RESOURCES, INC.

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and
Treasurer

GUARANTORS:

EXCO SERVICES, INC.

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and
Treasurer

EXCO PARTNERS GP, LLC

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and
Treasurer

EXCO GP PARTNERS OLD, LP

By:	EXCO PARTNERS GP, LLC, its General Partner

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and
Treasurer

EXCO PARTNERS OLP GP, LLC

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and
Treasurer

EXCO OPERATING COMPANY, LP

By:	EXCO PARTNERS OLP GP, LLC,
its general partner

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and
Treasurer

Signature Page to Indenture

EXCO MIDCONTINENT MLP, LLC

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

EXCO HOLDING (PA), INC.

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

EXCO PRODUCTION COMPANY (PA), LLC

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

EXCO PRODUCTION COMPANY (WV), LLC

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

EXCO RESOURCES (XA), LLC

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

EXCO LAND COMPANY, LLC

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

EXCO HOLDING MLP, INC.

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to Indenture - 2

RAIDER MARKETING, LP

By:	RAIDER MARKETING GP, LLC, its General Partner

By:	/s/ Tyler Farquharson
	Name:	Tyler Farquharson
	Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to Indenture - 3

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael H. Wass
	Name:	Michael H. Wass
	Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Michael H. Wass
	Name:	Michael H. Wass
	Title:	Vice President

Signature Page to Indenture - 4